Filed pursuant to Rule 424(b)(3)
SEC File No. 333-264305

PROSPECTUS SUPPLEMENT NO. 8

(to Prospectus dated April 22, 2022)

6,435,548,000 Ordinary Shares

Represented by 1,287,110 American Depositary Shares

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form F-1, effective as of April 22, 2022 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-264305). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Form 6-K furnished with the Securities and Exchange Commission (the “SEC”) on August 18, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our ADSs are listed on the Nasdaq Capital Market under the symbol “QNRX”. On August 17, 2022, the closing price for our ADSs on the Nasdaq Capital Market was $5.48 per ADS.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties under the heading “Risk Factors” beginning on page 9 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 18, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2022 (No. 2)

Commission File Number 001-37846

QUOIN PHARMACEUTICALS LTD.

(Translation of registrant’s name into English)

Azrieli Center, Round Tower, 30th Floor

132 Menachem Begin Blvd

Tel Aviv, 6701101

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

EXPLANATORY NOTE

Unaudited Interim Financial Statements as of, and for the period ended, June 30, 2022, and Related Management’s Discussion and Analysis of Financial Condition and Results of Operations

On August 18, 2022, Quoin Pharmaceuticals Ltd. (the “Company”) issued unaudited interim financial statements as of, and for the period ended, June 30, 2022, together with the related Management’s Discussion and Analysis of Financial Condition and Results of Operations, attached hereto as Exhibits 99.1 and 99.2, respectively, and incorporated by reference herein.

Business Update

The Company previously reported that, on April 22, 2022, the Company received a letter from the Listing Qualifications staff (the “Staff”) of The Nasdaq Stock Market, LLC (“Nasdaq”) notifying it that the Company was no longer in compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2.5 million. In addition, as of April 21, 2022, the Company did not meet the alternative continued listing requirements based on market value of listed securities or net income from continuing operations. Based on the Company’s Form 6-K, dated August 10, 2022, the Staff has determined that the Company complies with the minimum stockholder’s equity requirement. However, if the Company fails to evidence compliance upon filing its Form 6-K with financial statements for the quarter ending September 30, 2022, it may be subject to delisting. At that time, the Staff will provide written notification to the Company, and the Company may then appeal the Staff’s determination to a Hearings Panel.

The Company also previously reported that, on June 10, 2022, the Company received a letter from the Nasdaq Listing Qualifications staff notifying it that the closing bid price per American Depositary Share (“ADS”) was below the required minimum of $1.00 for a period of 30 consecutive business days and that it did not meet the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2). Since then, the Staff has determined that for the 10 consecutive business days, from August 1 to August 12, 2022, the closing bid price of the Company’s ADSs has been at $1.00 per ADS or greater, and the Company has regained compliance with the minimum bid price requirement.

As of the date of the unaudited consolidated financial statements included in this report, the Company believes that its stockholders’ equity exceeds $2.5 million due to the completion of its previously reported public offering of ordinary shares represented by ADSs and pre-funded warrants, with each ADS and pre-funded warrant accompanied by an ordinary warrant (the “Offering”), for aggregate net proceeds of approximately $15.0 million, on August 9, 2022.

However, there can be no assurance that the Company will be able to maintain compliance with Nasdaq’s minimum stockholders’ equity requirement or minimum bid-price requirement for continued listing. If the Company’s ADSs are delisted from Nasdaq, it will have material negative impacts on the actual and potential liquidity of the Company’s securities, as well as material negative impacts on its ability to raise future capital.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this report may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “should,” “intend,” “project” or other similar words, but are not the only way these statements are identified. Unless context indicates or suggests otherwise, “we”, “our”, or “us” in this section refers to the consolidated operations of Quoin Pharmaceuticals Ltd.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our history of losses and needs for additional capital to fund our operations and our expected use of net proceeds of the Offering;
●	our limited operating history and the difficulties encountered by a small developing company;

●	our lack of revenue generated from product sales since inception, and potential inability to be profitable;
●	uncertainties of cash flows and inability to meet working capital needs;
●	our ability to comply with the applicable continued listing requirements of Nasdaq;
●	the potential volatility of the market price for our ADSs; and
●	other factors referred to in section “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2021 and other SEC filings.

All forward-looking statements contained in this report speak only as of the date of this report and are expressly qualified in their entirety by the cautionary statements included in this report. We do not undertake to update or revise forward-looking statements to reflect events or circumstances that arise after the date on which such statements are made or to reflect the occurrence of unanticipated events, except as required by law. In evaluating forward-looking statements, you should consider these risks and uncertainties and not place undue reliance on our forward-looking statements.

The information in this Form 6-K, including the exhibits hereto, shall be incorporated by reference into the Company’s registration statements on Form S-8 (Registration Nos. 333-214817, 333-220015, 333-225003 and 333-232230,), and on Form F-3 (Registration Nos. 333-219614 and 333-229083).

Exhibits

Exhibit No.	Exhibit
99.1	Unaudited Interim Financial Statements as of, and for the period ended, June 30, 2022

99.2	Management’s Discussion and Analysis of Financial Condition and Results of Operations as of, and for the period ended, June 30, 2022

101	Information formatted in Extensible Business Reporting Language (XBRL): (i) Unaudited Consolidated Balance Sheets, (ii) Unaudited Consolidated Statements of Operations, (iii) Unaudited Consolidated Statements of Shareholders’ Deficit, (iv) Unaudited Consolidated Statements of Cash Flows, and (v) Notes to Unaudited Consolidated Financial Statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 18, 2022	QUOIN PHARMACEUTICALS LTD.

	By:	/s/ Gordon Dunn
	Name:	Gordon Dunn
	Title:	Chief Financial Officer

Exhibit 99.1

QUOIN PHARMACEUTICALS LTD. Condensed Consolidated Financial Statements as of June 30, 2022 and December 31, 2021 and for the three and six months ended June 30, 2022 and 2021 (unaudited)

QUOIN PHARMACEUTICALS LTD.

Contents

Page

Condensed Financial Statements (Unaudited)

Consolidated Balance Sheets as of June 30, 2022 and December 31, 2021	3

Consolidated Statements of Operations for the three and six months ended June 30, 2022 and 2021	4

Consolidated Statements of Shareholders’ Deficit for the three and six months ended June 30, 2022 and 2021	5

Consolidated Statements of Cash Flows for the six months ended June 30, 2022 and 2021	6

Notes to Consolidated Financial Statements	7 - 25

QUOIN PHARMACEUTICALS LTD.

Quoin Pharmaceuticals Ltd.

Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash	$2,687,847	$7,482,773
Prepaid expenses	826,803	1,015,474
Total current assets	3,514,650	8,498,247

Intangible assets, net	756,583	808,604
Other assets	50,000	50,000
Total assets	$4,321,233	$9,356,851

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$768,670	$923,239
Accrued expenses	1,864,794	1,685,409
Accrued license acquisition	—	250,000
Accrued interest	432,170	743,840
Due to officers – short term	600,000	600,000
Warrant liability	—	373,599
Total current liabilities	3,665,634	4,576,087
Due to officers – long term	3,823,733	4,123,732
Total liabilities	$7,489,367	$8,699,819

Commitments and contingencies

Shareholders’ (deficit) equity:
Ordinary shares, no par value per share, 50,000,000,000 ordinary shares authorized – 5,065,154,799 (1,013,031 ADSs)	$—	$—
ordinary shares issued and outstanding at June 30, 2022 and 3,354,650,799 (670,930 ADSs) at December 31, 2021
Treasury Stock, 2,641,693 ordinary shares	(2,932,000)	(2,932,000)
Additional paid in capital	32,184,820	31,659,017
Accumulated deficit	(32,420,954)	(28,069,985)
Total shareholders’ (deficit) equity	(3,168,134)	657,032

Total liabilities and shareholders’ equity	$4,321,233	$9,356,851

The accompanying footnotes are an integral part of these statements

QUOIN PHARMACEUTICALS LTD.

Quoin Pharmaceuticals Ltd

Consolidated Statements of Operations (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Operating expenses
General and administrative	$1,941,473	$737,610	$3,529,943	$1,482,583
Research and development	726,694	239,280	1,314,263	296,068
Total operating expenses	2,668,167	976,890	4,844,206	$1,778,651

Other expenses (income)
Forgiveness of trade payable	—	—	(416,000)	—
Fair value adjustment to convertible notes payable	—	750,000	—	1,250,000
Change in fair value of warrant liability	—	2,223,139	(77,237)	4,669,652
Financing expense	—	185,000	—	275,000
Interest expense	—	202,514	—	268,111
Total other expense (income)	—	3,360,653	(493,237)	6,462,763
Net loss	$(2,668,167)	$(4,337,543)	$(4,350,969)	$(8,241,414)

Loss per ADS
Loss per ADS
Basic	$(3.24)	$(18.05)	$(5.83)	$(34.30)
Fully-diluted	$(3.24)	$(18.05)	$(5.83)	$(34.30)

Weighted average number of ADSs outstanding
Basic	822,877	240,292	746,903	240,292
Fully-diluted	822,877	240,292	746,903	240,292

The accompanying footnotes are an integral part of these statements

QUOIN PHARMACEUTICALS LTD.

Consolidated Statements of Shareholders’ Deficit (Unaudited)

Three and Six months ended June 30, 2021

			No		Additional
	Ordinary		Par	Treasury	Paid in	Accumulated
	Shares	ADSs	Value	Stock	Capital	Deficit	Total
Balance at December 31, 2020	1,201,460,800	240,292	—	$—	$100	$(6,607,397)	$(6,607,297)
Net loss	—	—	—	—	—	(3,903,871)	(3,903,871)

Balance at March 31, 2021	1,201,460,800	240,292	—	$—	$100	$(10,511,268)	$(10,511,168)

Net loss	—	—	—	—	—	(4,337,543)	(4,337,543)

Balance at June 30, 2021	1,201,460,800	240,292	—	$—	$100	$(14,848,811)	$(14,848,711)

Three and Six months ended June 30, 2022

			No		Additional
	Ordinary		Par	Treasury	Paid in	Accumulated
	Shares	ADSs	Value	Stock	Capital	Deficit	Total
Balance at December 31, 2021	3,354,650,799	670,930	—	$(2,932,000)	$31,659,017	$(28,069,985)	$657,032

Net loss	—	—	—	—	—	(1,682,802)	(1,682,802)

Cashless warrant exercises	3,200	1	—	—	—	—	—
Reclassification of warrant liability upon issuance of Exchange warrant	—	—	—	—	296,362	—	296,362
Balance at March 31, 2022	3,354,653,999	670,931	—	$(2,932,000)	$31,955,379	$(29,752,787)	$(729,408)
Net loss	—	—	—	—	—	(2,668,167)	(2,668,167)

Stock based compensation	—	—	—	—	229,441	—	229,441
Cashless warrant exercises	1,710,500,800	342,100	—	—	—	—
Balance at June 30, 2022	5,065,154,799	1,013,031	—	$(2,932,000)	$32,184,820	$(32,420,954)	$(3,168,134)

The accompanying footnotes are an integral part of these statements

QUOIN PHARMACEUTICALS LTD.

Quoin Pharmaceuticals Ltd

Consolidated Statements of Cash Flows (unaudited)

Six months ended June 30,

	2022	2021
Cash flows provided by (used in) operating activities
Net loss	$(4,350,969)	$(8,241,414)
Fair value adjustment to convertible notes payable	—	1,250,000
Change in fair value of warrant liability	(77,237)	4,669,652
Stock based compensation expense	229,441	—
Forgiveness of trade payable	(416,000)	—
Financing expense	—	275,000
Amortization of intangibles	52,021	52,022
Changes in assets and liabilities:
Increase in accounts payable and accrued expenses	440,817	141,395
(Decrease) Increase in accrued interest	(311,670)	268,111
(Decrease) Increase in prepaid expenses	188,671	(48,510)
Net cash used in operating activities	$(4,244,926)	$(1,633,744)

Cash flows used in investing activities
Payment for license acquisition	(250,000)	(267,500)
Net cash used in investing activities	$(250,000)	$(267,500)

Cash flows provided by (used in) financing activities:
Decrease in deferred offering costs	—	(111,808)
Deferred loan costs	—	(50,000)
Increase in due to officers	—	139,285
Payments of amounts due to officers	(300,000)	(154,466)
Proceeds from issuance of “Bridge Notes”, net	—	3,475,000

Net cash (used in) provided by financing activities	$(300,000)	$3,298,011

Net change in cash	(4,794,926)	1,396,767
Cash - beginning of period	7,482,773	323,832
Cash - end of period	$2,687,847	$1,720,382

Supplemental information:
Reclassification of warrant liability to equity upon issuance of “Exchange Warrants”	$296,362	$—

The accompanying footnotes are an integral part of these statements

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

NOTE 1 – ORGANIZATION AND BUSINESS

Quoin Pharmaceuticals Ltd. (“Quoin Ltd.,”the “Company,” “we,” “us,” or “our”), formerly known as Cellect Biotechnology Ltd. (“Cellect”), is the holding company for Quoin Pharmaceuticals, Inc., a Delaware corporation (“Quoin Inc.”). On October 28, 2021, Cellect completed the business combination with Quoin Inc., in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of March 24, 2021 (the “Merger Agreement”), by and among Cellect, Quoin Inc. and CellMSC, Inc., a Delaware corporation and wholly-owned subsidiary of Cellect (“Merger Sub”), pursuant to which Merger Sub merged with and into Quoin Inc., with Quoin Inc. surviving as a wholly-owned subsidiary of Cellect (the “Merger”). Immediately after completion of the Merger, Cellect changed its name to “Quoin Pharmaceuticals Ltd.” The Company has accounted for the transaction as a reverse recapitalization with Quoin Inc. as the accounting acquirer. Because Quoin Inc. is the accounting acquirer, its historical financial statements became the Company’s historical financial statements and such assets and liabilities continued to be recorded at their historical carrying values. The impact of the recapitalization has been retroactively applied to all periods presented. Immediately after the closing of the Merger, there were approximately 8,386,627 American Depositary Shares (“ADSs”) issued and outstanding, with one ADS representing 5,000 ordinary shares of the Company. The former holders of common stock of Quoin Inc. (including shares delivered to Altium Growth Fund, LP (the “Investor” or “Altium”) and the escrow account for the Investor) owned, in the aggregate, approximately 88% of the ordinary shares, with Cellect’s shareholders immediately prior to the Merger owning approximately 12% of ordinary shares upon the closing of the transaction.

Effective August 1, 2022, the ratio of ADS evidencing ordinary shares changed from 1 ADS representing four hundred (400) ordinary shares to 1 ADS representing five thousand (5,000) ordinary shares, which resulted in a one for 12.5 reverse split of the issued and outstanding ADSs (the “Ratio Change”). All ADSs and related option and warrant information presented in these financial statements and accompanying footnotes has been retroactively adjusted to reflect the reduced number of ADSs resulting from the Ratio Change.

Quoin Inc. was incorporated in Delaware on March 5, 2018. Quoin Inc. is a specialty pharmaceutical company focused on developing and commercializing therapeutic products that treat rare and orphan diseases. The first lead product is QRX003, a once daily, topical lotion comprised of a broad-spectrum serine protease inhibitor, formulated with the proprietary Invisicare® technology, to treat Netherton Syndrome (NS). QRX003, is currently in clinical development in the United States under an open IND application with the FDA. The ongoing study is a randomized, double blinded assessment of two different doses of QRX003 versus a placebo vehicle in NS patients. The trial will be conducted in up to six clinical sites in the United States. The first clinical site was open in July 2022. The opening of additional sites is in process, as is patient recruitment into the study. In addition, the Company. intends to pursue the clinical development of QRX003 in additional rare dermatological diseases, including Peeling Skin Syndrome, SAM Syndrome and Palmoplantar Keratoderma. To date, no products have been commercialized and revenue has not been generated.

On October 28, 2021, Cellect sold the entire share capital of its subsidiary, Cellect Biotherapeutics Ltd., which essentially included all of Cellect’s then existing net assets, to EnCellX Inc. (“EnCellX”), a newly formed U.S. privately held company based in San Diego, CA (the “Share Transfer”), pursuant to an Amended and Restated Share Transfer Agreement. Quoin Ltd. has no interests in EnCellX subsequent to the closing of the Merger. See Note 14.

On October 28, 2021, the Company completed the private placement transaction with the Investor for an aggregate purchase price of approximately $17 million (comprised of the set off of approximately $5 million of senior secured notes issued in connection with the bridge loan that the Investor previously made to Quoin Inc. and approximately $12 million in cash from the Investor) (the “Primary Financing”). See Note 5.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

NOTE 2 - LIQUIDITY RISKS AND UNCERTAINTIES

The Company has incurred net losses every year since inception and had an accumulated deficit of approximately $32.4 million at June 30, 2022. The Company funded its operations through the issuance of the 2020 Notes (as defined below) and the Bridge Financing (as defined below) prior to the Merger and the Primary Financing completed on October 28, 2021, whereby the Company received funding of approximately $12 million ($10.1 million after offering costs) at the closing of the Merger.

On August 9, 2022, the Company completed an offering (the “Offering”) of ordinary shares represented by ADSs and pre-funded warrants to purchase ordinary shares represented by ADSs with each ADS and pre-funded warrant accompanied by an ordinary warrant, for aggregate gross proceeds of $16.8 million, resulting in net proceeds of approximately $15.0 million, after deducting the placement agent’s fees and estimated offering expenses payable by the Company (see Note 17). As a result of the completion of the Offering, the Company believes that it has sufficient resources to effect its business plan for at least one year from the issuance of these consolidated financial statements.

Additional financing will still be required to complete the research and development of the Company’s therapeutic targets and its other operating requirements until it achieves commercial profitability, if ever. Such financing may not be available at acceptable terms, if at all. If the Company is unable to obtain additional funding when it becomes necessary, the development of its product candidates will be impacted and the Company would likely be forced to delay, reduce, or terminate some or all of its development programs, all of which could have a material adverse effect on the Company’s business, results of operations and financial condition.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements, reflecting the operations of Quoin Inc. since inception and include the accounts of Quoin Ltd. since the date of the Merger. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the unaudited condensed consolidated financial statements of the Company as of June 30, 2022 and for the three and six months then ended. The results of operations for the three and six months ended June 30, 2022 are not necessarily indicative of the operating results for the year or any other period. These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and related disclosures as of December 31, 2021 and for the year then ended which are included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2021. The Company operates in one segment.

Use of estimates:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could materially differ from those estimates. Management considers many factors in selecting appropriate financial accounting policies and controls, and in developing the estimates and assumptions that are used in the preparation of these financial statements. In addition, other factors may affect estimates, including: expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that falls within that range of reasonable estimates.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

Reclassification:

Certain 2021 amounts were reclassified to conform to the current year presentation. The amount reclassified included  the short term portion from long term portion due to officers.

Other risks and uncertainties:

The Company is subject to risks common to development stage biopharmaceutical companies including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, product liability, pre-clinical and clinical trial outcome risks, regulatory approval risks, uncertainty of market acceptance and additional financing requirements.

The Company’s products require approval or clearance from the U.S. Food and Drug Administration (“FDA”) prior to commencing commercial sales in the United States. There can be no assurance that the Company’s products will receive all of the required approvals or clearances. Approvals or clearances are also required in foreign jurisdictions in which the Company may license or sell its products.

There can be no assurance that the Company’s products, if approved, will be accepted in the marketplace, nor can there be any assurance that any future products can be developed or manufactured at an acceptable cost and with appropriate performance characteristics, or that such products will be successfully marketed.

The Company is also dependent on several third party suppliers, in some cases single-source suppliers which include the supplier of the active pharmaceutical ingredient (API) as well as the contract manufacturer of the drug substance for the expected clinical development.

Coronavirus (“COVID-19”) created a global pandemic, which commenced in 2020. The Company’s operations, to date, have not been dramatically affected by COVID-19. However, the extent of any future impact on the Company’s operational and financial performance will depend on the possibility of a resurgence and resulting severity of COVID-19 with respect to the Company’s access to API and drug product for clinical testing , as well as our ability to safely and efficiently conduct planned clinical trials.

Cash:

The Company considers all highly liquid investments and short-term debt instruments with original maturities of three months or less to be cash equivalents. The Company, from time to time during the periods presented, has had bank account balances in excess of federally insured limits where substantially all cash is held in the United States. The Company has not experienced losses in such accounts. The Company believes that it is not subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Long-lived assets:

Long-lived assets are comprised of acquired technology and licensed rights to use technology, which are considered platform technology with alternative future uses beyond the current products in development. Such intangible assets are being amortized on a straight-line basis over their expected useful life of 10 years.

The Company assesses the impairment for long-lived assets whenever events or circumstances indicate the carrying value may not be recoverable. Factors we consider that could trigger an impairment review include the following:

●	Significant changes in the manner of our use of the acquired assets or the strategy for our overall business,
●	Significant underperformance relative to expected historical or projected development milestones,

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

●	Significant negative regulatory or economic trends, and
●	Significant technological changes which could render the platform technology obsolete.

The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value. During the three and six months ended June 30, 2022 and 2021, there were no impairment indicators which required an impairment loss measurement.

Research and development:

Research and development costs are expensed as incurred. Research and development expenses include personnel costs associated with research and development activities, including third-party contractors to perform research, conduct clinical trials and manufacture drug supplies and materials. The Company accrues for costs incurred by external service providers, including contract research organizations and clinical investigators, based on its estimates of service performed and costs incurred. These estimates include the level of services performed by third parties, patient enrollment in clinical trials when applicable, administrative costs incurred by third parties, and other indicators of the services completed. Based on the timing of amounts invoiced by service providers, the Company may also record payments made to those providers as prepaid expenses that will be recognized as expense in future periods as the related services are rendered.

Stock based compensation:

The Company recognizes compensation costs resulting from the issuance of stock-based awards to employees, non-employees and directors as an expense in the consolidated statements of operations over the requisite service period based on a measurement of fair value for each stock-based award. The fair value of each option grant to employees, non-employees and directors is estimated as of the date of grant using the Black-Scholes option-pricing model, net of actual forfeitures. The fair value is amortized as compensation cost on a straight-line basis over the requisite service period of the awards, which is generally the vesting period.

The Company’s expected stock volatility is based on the historical data regarding the volatility of a publicly traded set of peer companies, since it has limited history of trading as a public company. The Company utilizes the simplified method to estimate the expected term. The risk-free interest rate was determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield was assumed to be zero as the Company has not paid and dividends since its inception and does not anticipate paying dividends in the foreseeable future.

Income taxes:

The Company accounts for its income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will expire before the Company is able to realize the benefit, or that future deductibility is uncertain. As of June 30, 2022 and December 31, 2021, the Company maintained a full valuation allowance on its existing deferred tax assets.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

The Company filed U.S. Federal, various state and international income tax returns. The Company also accounts for uncertain tax positions using the more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken in the Company’s income tax returns. As of June 30, 2022 and December 31, 2021, the Company had no uncertain tax positions which affected its financial position and its results of operations or its cash flows and will continue to evaluate for uncertain tax positions in the future. If at any time the Company should record interest and penalties in connection with income taxes, the interest and the penalties will be expensed within the interest and general and administrative expenses, respectively.

Fair value of financial instruments:

The Company considers its cash, accounts payable, accrued expenses and the convertible and bridge notes payable to meet the definition of financial instruments. The convertible and bridge notes payable and related warrants are recorded at fair value, see Notes 4, 5 and 6. The carrying amounts of the remaining financial instruments approximated their fair values due to the short maturities.

The Company measures fair value as required by ASC Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). ASC Topic 820 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. ASC Topic 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

Earnings (loss) per share:

The Company reports loss per share in accordance with ASC 260-10, Earnings Per Share, which provides for calculation of “basic” and “diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income or loss available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. The calculation of diluted net earnings (loss) per share gives effect to ordinary shares equivalents; however, potential common shares are excluded if their effect is anti-dilutive.

For the three and six months ended June 30, 2022, the number of shares excluded from the diluted net earnings (loss) per share included outstanding options and warrants to purchase 309,115 ADSs and 1,052,904 ADSs, respectively. For the three and six months ended June 30, 2021, the 5,183 ADS’s issuable upon the conversion of both the Convertible Notes Payable (as defined below) and the 40,247 ADSs issuable upon conversion of the Bridge Notes (as defined below) as well as the warrants issued in connection with both of these convertible instruments are not included in the denominator since their inclusion would be anti-dilutive.

NOTE 4 – CONVERTIBLE NOTES PAYABLE

On October 2, 2020, Quoin Inc. commenced an offering of promissory notes (the “2020 Notes” or “Convertible Notes Payable”) and warrants. Based upon the terms agreed to in March 2021 in the Primary Financing (see Note 5), the 2020 Notes were mandatorily convertible into 5,183 ADSs in the Primary Financing, subject to adjustment.

The Company elected to account for the Convertible Notes Payable using the fair value model due to the short maturity and likely conversion at the date of the Merger. The fair value of the Convertible Notes Payable was estimated to be approximately $1.2 million at the date of issuance and there was no material change in the fair value from issuance until the conversion to equity on the closing of the Merger or the “Merger date”. At the closing of the Merger, 5,183 ADSs were issued upon the conversion of the principle of the Convertible Notes Payable.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

The noteholders also received warrants exercisable at any time after the issuance date for a number of shares of Quoin Inc.’s common stock that equates to 100% of the “as if converted” shares as if the 2020 Notes principal and interest were convertible at the lowest price any securities are sold, convertible, or exercisable into in the Primary Financing or the next round of financing (whichever is lower). The terms of the warrants became measurable and were exercisable for 29,388 ADSs at an initial exercise price of $49.75 per ADS. The Company determined that these warrants met the criteria to be recorded as a liability instrument. Each holder agreed to exchange its warrant for warrants on substantially the same terms as the Investor Exchange Warrants (See Note 5) with the same number of shares issuable upon the exercise of an Exchange Warrant as upon the exercise of the original warrant and the same exercise price as under the original warrant and have a contractual term of 5 years.

Effective March 13, 2022, the Company exchanged the noteholders’ warrants for on the same terms as the Investor Exchange Warrants, exercisable for 29,388 ADSs, in the aggregate, at the exercise price of $49.75 per ADS. The Exchange Warrants have been determined to have equity classification. The change in the fair value of the warrants through the exchange date was included in other income (expense) in the accompanying statement of operations, and then reclassified from liability to additional paid in capital.

In December 2021, the Company concluded that the calculation of ADSs due to the 2020 Noteholders did not account for accrued interest due when the ADSs were issued. The Company’s estimated amount required to settle these obligations was determined to be approximately $744,000 at December 31, 2021, included in accrued interest in the accompanying consolidated balance sheet. Approximately $312,000 was paid to two of the five 2020 Noteholders during the three and six months ended June 30, 2022, and the remaining liability is $432,000 as of June 30, 2022. The Company expects to settle the remaining liability during 2022.

Interest expense, at the stated interest rate, recognized in the three and six months ended June 30, 2022 and 2021 was approximately $0 and $55,000 and $0 and $121,000, respectively.

NOTE 5 – BRIDGE FINANCING AND SECURITIES PURCHASE AGREEMENT (PRIMARY FINANCING)

Bridge Financing

In connection with the Merger Agreement and the Securities Purchase Agreement (described below), Quoin Inc. entered into a “Bridge Purchase Agreement” on March 24, 2021 with the Investor, pursuant to which the Investor agreed to purchase notes (the “Bridge Notes”) in the aggregate principal amount of up to $5,000,000 in exchange for an aggregate purchase price of up to $3,800,000 together with warrants. The Bridge Notes were purchased in three closings: (i) the first purchase of $2,000,000 on March 25, 2021 (proceeds of $1,500,000); (ii) the second purchase of $1,700,000 in April 2021 (proceeds of $1,250,000) ; and (iii) a third purchase of $1,300,000 in May 2021 (proceeds of $1,000,000).

The Bridge Notes were issued with a 25% original issue discount, at an interest rate of 15% per annum and had a maturity date of the earliest to occur of: (i) December 25, 2021, (ii) the date on which Quoin Inc.’s equity is registered under the Exchange Act or is exchanged for equity so registered or (iii) immediately prior to the closing of the Merger.

The Investor and Quoin Inc. agreed that if the Primary Financing is consummated, the Investor may, at its election, offset the purchase price otherwise payable by Investor to Quoin Inc. pursuant to the Securities Purchase Agreement related to the Primary Financing, by an amount equal to the outstanding amount under this Bridge Note, and, upon such set-off, the portion of this Bridge Note shall be deemed to have been paid in its entirety and all obligations thereunder shall be deemed to be fully satisfied without any further obligations on, or liability to, Quoin Inc.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

The Company elected to account for the Bridge Notes using the fair value model due to the short maturity and likely conversion at the closing of the Merger. The cumulative fair value of the Bridge Notes was estimated to be approximately $5,000,000 at the date of issuances. The Bridge Notes were offset against the purchase price under the Securities Purchase Agreement related to the Primary Financing and converted into 100,618 ADSs (including shares held in escrow for the benefit of the Investor) upon the closing of the Primary Financing. The accrued interest, amounting to $393,611, was paid in cash at the Merger date. Interest expense, at the stated interest rate, recognized in the three and six months ended June 30, 2022 and 2021 was $0 and $142,100 and $0 and $147,000, respectively.

Bridge Warrants

Upon the funding of each Bridge Note tranches described above, the Investor received warrants (the “Bridge Warrants”) to purchase a number of shares of Quoin Inc.’s common stock equal to the aggregate principal amount of the Bridge Notes. The Bridge Warrants had a term of five years from the date all of the shares underlying the Bridge Warrants are freely tradable. Quoin Inc. issued a total of 99,074 Bridge Warrants in the year ended December 31, 2021.

Following the closing date of the Merger, on each of the tenth trading day, the forty-fifth day, the ninetieth day, and the one hundred thirty-fifth day thereafter (each, a “Reset Date”), if the initial exercise price of the Bridge Warrants is greater than the arithmetic average of 85% of the three lowest weighted average prices of the post-Merger ordinary shares of the combined company during the ten trading day period immediately preceding the applicable Reset Date (the “Reset Price”), the exercise price of the Bridge Warrants will be reset to the Reset Price. Furthermore, the number of shares underlying Bridge Warrants will be adjusted such that the aggregate number of shares of common stock issuable to the Investor reflects the Reset Price instead of the initial exercise price. Adjustments to the exercise price and number of warrant shares are available to the Investor until the second anniversary of the Registration Date, as defined in the Bridge Warrants. Upon the occurrence of a Fundamental transaction, as defined in the Bridge Warrants, the warrant holder has the right to elect a cash settlement for the value of the warrant based on the Black Scholes options pricing model.

The Company determined that the warrants met the criteria to be recorded as a liability instrument through the exchange date on the closing of the Primary Financing. The fair value of warrants was determined by a MonteCarlo simulation model to be approximately $1.6 million at the date of issuance of the 39,630 warrants in connection with the first closing and $2.2 million at the date of issuance of the 59,444 in connection with the second and third closing of the Bridge Notes.

Upon the closing of the Primary Financing, the Bridge Warrants were exchanged for warrants to purchase 99,074 ADSs at a fixed per share exercise price of $49.75 (“Investor Exchange Warrants”), as amended, which replaced the reset provisions and modified the fundamental transaction requirements of the Bridge Warrants. The Investor Exchange Warrants and ordinary shares underlying the Investor Exchange Warrants were registered with the SEC on the Registration Statement on Form F-4. On July 14, 2022 the Company and the Investor entered into an agreement amending the terms of the Exchange Warrants, see Note 17.

Primary Financing

On October 28, 2021, the Company completed the private placement transaction with the Investor for an aggregate purchase price of approximately $17.0 million (comprised of (x) the set off of approximately $5 million of Bridge Notes, and (y) approximately $12 million in cash from the Investor) (the “Primary Financing”), and the Investor paid the Company approximately $11,504,000, which was net of $393,611 in accrued interest on the Bridge Notes. The Company incurred an additional approximate $1.4 million in costs associated with the Primary Financing, which resulted in the net proceeds of approximately $10.1 million. The Company issued 342,100 ADSs to the Investor.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

Quoin Ltd. also was required to issue to the Investor, effective as of March 13, 2022, the 136th day following the consummation of the Merger (i) Series A Warrant to purchase 342,100 ADSs (the “Series A Warrant”) (ii) Series B Warrant to purchase 342,100 ADSs (the “Series B Warrant”) and (iii) Series C Warrant to purchase 191,174 ADSs (“Series C Warrant” and, together with the Series A Warrant and Series B Warrant, the “Investor Warrants”). The exercise price for the Investor Warrants is $49.75 per ADS, with Series A Warrant having a five-year maturity, and Series B Warrant and Series C Warrant having a two-year maturity. The Company had the right to require the mandatory exercise of the Series C Warrant, subject to an effective registration statement being in place for the resale of the shares underlying such warrants and the satisfaction of equity market conditions, as defined in the Series C Warrant. On April 22, 2022, the registration statement was declared effective by the Securities and Exchange Commission, but not all of the market related conditions were met during the period up to July 14, 2022.

On July 14, 2022, the Company and the Investor entered into an agreement amending the terms of the Series A Warrant and cancelling the Series C Warrant, see Note 17.

NOTE 6 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company applies fair value accounting for all assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities the Company considers the principal or most advantageous market in which it would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. For certain instruments, including cash and cash equivalents, accounts payable, and accrued expenses, it was estimated that the carrying amount approximated fair value because of the short maturities of these instruments.

Fair value is estimated using various valuation models, which utilize certain inputs and assumptions that market participants would use in pricing the asset or liability. The inputs and assumptions used in valuation models are classified in the fair value hierarchy as follows:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Quoted market prices for similar instruments in an active market; quoted prices for identical or similar assets and liabilities in markets that are not active; and model-derived valuations inputs of which are observable and can be corroborated by market data.

Level 3: Unobservable inputs and assumptions that are supported by little or no market activity and that are significant to the fair value of the asset and liability. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining the appropriate hierarchy levels, the Company analyzes the assets and liabilities that are subject to fair value disclosure. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to their fair value measurement.

The significant inputs to the valuation model used in the determining the fair value of the 2020 Notes warrants (Note 4) were as follows:

	03/13/2022	12/31/2021
Stock price	$18.50	$22.75
Initial exercise price	$49.75	$49.75
Contractual Term	5.0	5.0
Volatility	91.5%	89.2%
Discount rate	1.94%	1.26%

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis by fair value hierarchy at December 31, 2021 (none at June 30, 2022):

December 31, 2021	Level 1	Level 2	Level 3	Total
2020 Notes warrants	—	—	$373,599	$373,599
Total Warrant Liability	—	—	$373,599	$373,599

The following shows the movement of the warrant liability balance during 2021 and the six months ended June 30, 2022.

	Bridge
	Financing	2020 Note
	Warrants	Warrants
Beginning Balance January 1, 2021	$—	$—
Warrant value at issuance (recorded as warrant liability expense)	3,783,079	894,113
Change in fair value of warrants	8,627,651	(520,514)
Reclassification of warrant liability to an equity instrument	(12,410,730)	—
Ending balance December 31, 2021	$—	$373,599

Change in fair value of warrants	—	(77,237)
Reclassification of warrant liability to an equity instrument	—	(296,362)
Ending balance June 30, 2022	$—	$—

The Investor Exchange Warrant issued to the Investor on the Merger date was determined to be an equity-classified instrument, and accordingly the warrant liability on such date of $12,410,730 was reclassified to additional paid in capital. The Exchange Warrants issued to the 2020 Noteholders effective as of March 13, 2022 were determined to be an equity-classified instrument, and accordingly the warrant liability on such date of $296,362 was reclassified to additional paid in capital on that date.

NOTE 7 – STOCK BASED COMPENSATION

In March 2022, the board of directors of the Company approved the Amended and Restated Equity Incentive Plan (the “Amended Plan”) which increased the number of ordinary shares reserved for issuance under such equity incentive plan to 15% of the Company’s outstanding ordinary shares on a fully-diluted basis, or 1,826,991,617 ordinary shares, represented by 365,398 ADSs as of June 30, 2022. Under the Amended Plan, the Company may grant options to its directors, officers, employees, consultants, advisers and service providers. The Amended Plan was approved by the shareholders at the Company’s Annual General Meeting of Shareholders held on April 12, 2022. The Amended Plan is an amendment and restatement of the 2014 Global Incentive Option Scheme (the “Scheme”). All options outstanding under the Scheme were fully vested and had a remaining life of less than one year at the Merger date.

On April 12, 2022, the Company has granted options to acquire 1,535,714,000 ordinary shares, represented by 307,142 ADSs, at $17.50 per share to founders, directors and employees and 58,255 shares remained available for issuance. Such options vest over a three or four year period.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

The following table summarizes stock-based activities under the 2022 Quoin Stock Incentive Plan:

		Weighted	Weighted
		Average	Average
	ADS Underlying	Exercise	Contractual
	Options	Price	Terms
Outstanding at December 31, 2021	5,744	$636.74	0.33
Granted	307,142	$17.50	9.78
Exercised	0	$0	0
Forfeited/Cancelled	(3,772)	$0	0
Outstanding at June 30, 2022	309,114	$19.56	9.72

Exercisable options at June 30, 2022	1,972	$339.80	0.33

The following table summarizes the exercise price range as of June 30, 2022:

Exercise Price	Outstanding Options	Exercisable
		Options
$17.50	307,142	0
$339.80	1,972	1,972
	309,114	1,972

The determination of fair value using the Black-Scholes model is affected by the Company’s share price as well as assumptions regarding a number of complex and subjective variables, including expected price volatility, risk-free interest rate and forfeitures.

Stock options granted during the three and six months ended June 30, 2022 were valued using the Black-Scholes option-pricing model with the following weighted average assumptions:

June 30,
2022
Expected volatility	106.0%
Risk-free interest rate	2.7%
Expected dividend yield	0.0%
Expected life of options in years	6.9
Exercise Price	$17.50
Fair value of common stock	$15.38
Estimated fair value of option	$12.92

The intrinsic value of outstanding options at June 30, 2022 was negligible.

Stock based compensation expense was approximately $229,000 ($30,000 included in research and development expense and $199,000 included in general and administrative expenses) in both the three and six months ended June 30, 2022. At June 30, 2022, the total unrecognized compensation expense related to non-vested options was approximately $3,739,529 and is expected to be recognized over the remaining weighted average service period of approximately 3.6 years.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

NOTE 8 – PREPAID EXPENSES

Prepaid expenses are as follows:

	June 30,	December 31,
	2022	2021
Prepaid R&D costs	$552,159	$329,033
Prepaid insurance	273,676	684,191
Prepaid other expenses	968	2,250
Total	$826,803	$1,015,474

NOTE 9 - ACCRUED EXPENSES

Accrued expenses are as follows:

	June 30,	December 31,
	2022	2021
Research contract expenses (note 13)	$741,776	$193,537
Payroll	573,511	557,937
Payroll taxes	153,552	199,582
Investor relations firm fees (note 13)	140,000	584,000
Professional fees	213,228	144,377
Other expenses	42,727	5,976
Total	$1,864,794	$1,685,409

NOTE 10 – IN-LICENSED TECHNOLOGY

Polytherapeutics

On March 24, 2018, Quoin Inc. entered into a securities purchase agreement (the “Acquisition Agreement”), in which it agreed to acquire all of the equity interests in Polytherapeutics, Inc. (the “Seller” or “Polytherapeutics”) for $40,833 and future royalties provided Quoin Inc. commercializes products using the technology developed by the Seller. The terms of any royalty payments to the Seller are 4.0% of the net revenue of royalty products, as defined in the Acquisition Agreement, received by Quoin Inc. during the ten (10) year period commencing from the date of first sale of a royalty product. If a generic product is introduced by a third party to the market, during the royalty period, the royalty fees shall be reduced from 4% to 2%. If, during the royalty period, two or more generic products are introduced, the royalty fees shall be reduced from 2% to 0%.

The Seller had the option to repurchase the intellectual property for $100,000 if there were no products in clinical development using such technology. The repurchase option was not exercised and has lapsed.

Quoin Inc. also entered into a research and consulting agreement which committed Quoin Inc. to pay the Seller for additional research and development consulting services (See Notes 13 and 15).

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

Skinvisible:

On October 17, 2019, Quoin Inc. entered into an exclusive license agreement with Skinvisible Inc. (“Skinvisible”), pursuant to which Skinvisible granted a license to use certain patented technology for the development of products for commercial sale in the orphan rare skin disease field, and for the use of a proprietary polymer deliver system technology. This technology is currently being used in the development of QRX003. In exchange for the license, Quoin Inc. agreed to pay Skinvisible $1,000,000, as well as development and sales milestone payments and a single digit royalty on all net sales, as defined.

The development milestones originally required payments upon achieving development milestones for the first Rare Skin Disease drug product developed using the licensed technology and the first two Ketamine products, as defined. Payments were originally due upon successful completions of certain clinical milestones ($7.5 million) and obtaining US and EU regulatory approval ($15 million) as well as sales milestones for every licensed product commercialized by Quoin Inc.. On January 27, 2021, Quoin Inc. and Skinvisible entered into an amendment which modified the clinical milestone payment requirements such that $750,000 would be payable to Skinvisible upon achievement of specified clinical milestones, and $21.75 million upon regulatory approval in the U.S. and EU respectively.

The agreement has a termination clause that is triggered if no product has commenced clinical testing 12 months after the date of the agreement or the latest subsequent amendment. On April 19, 2021, Quoin Inc. and Skinvisible entered into another amendment which established the development deadline as December 31, 2022, which has been met.

The license fee was originally due in two equal installments of $500,000 payable no later than December 31, 2019 and June 30, 2020, which were not paid. The agreement was subsequently amended several times to extend the payment due dates. On June 21, 2021, the parties entered into the most recent amendment which modified the payment terms and required a payment of $107,500 on June 26, 2021, a payment of $250,000 within 10 days of the Primary Financing, and the remaining $250,000 upon the earlier of approval of an Investigatory New Drug application by the FDA or December 31, 2021. This amendment also eliminated the $750,000 clinical milestone payments described above, reduced the milestone payment upon regulatory approval of the product containing the Skinvisible technology in either the U.S. or E.U., whichever happens first to a total of $5,000,000.

At December 31, 2021, the license acquisition liability due of $250,000 was paid in May 2022.

NOTE 11 - INTANGIBLE ASSETS

Intangible assets are as follows:

	June 30,	December 31,
	2022	2021
Acquired technology – Polytherapeutics	$40,433	$40,433
Technology license – Skinvisible	1,000,000	1,000,000
Total cost	1,040,433	1,040,433
Accumulated amortization	(283,850)	(231,829)
Net book value	$756,583	$808,604

The Company recorded amortization expense of approximately $52,000 ($26,000 per quarter) for both of the six months ended June 30, 2022 and 2021. The Company recorded amortization expense of approximately $26,000 for both of the three months ended June 30, 2022 and 2021. The annual amortization expense expected to be recorded for existing intangible assets for the years 2022 through 2026, and thereafter, is approximately $52,000, $104,000, $104,000, $104,000, $104,000, and $288,000, respectively.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

NOTE 12 - RELATED PARTY TRANSACTIONS

Employment Agreements and Due to Officers/Founders:

In March 2018, Quoin Inc. executed employment agreements with both of its officers who are also co-founders of Quoin Inc. The employment agreements for both officers/founders allow for a onetime expense that covers the salaries they would have otherwise been paid for efforts they undertook in the periods since inception. The salaries and benefits allowances provided for under the employment agreements began to accrue as the services were being provided by the officers/founders and are included in Due to Officers on the accompanying balance sheet.

Amounts due to the officers/founders consist of amounts specified in the employment agreements since inception through June 30, 2022 as well as reimbursable travel expenses and other amounts paid by them to third parties on behalf of Quoin Inc. The Company repaid $150,000 and $19,466 and $300,000 and $154,466 of such amounts due to officers/founders in the three and six months ended June 30, 2022 and 2021, respectively. Since the Merger closing, the Company has been repaying amounts due to officers/founders at a rate of $25,000 each per month.

Amounts due to officers at June 30, 2022 and December 31, 2021 consisted of the following:

	June 30,	December 31,
	2022	2021
Salaries and allowances	$4,108,500	4,108,500
Invoices paid on behalf of the Company	315,232	615,232
Total	4,423,732	4,723,732
Less: Short-term portion	(600,000)	(600,000)
Long-term portion	$3,823,733	$4,123,732

Expenses

Research and development expense to a related party, incurred in the three and six months ended June 30, 2022 and 2021 was approximately $12,000 and $0 and $24,000 and $0, respectively.

See Note 13 for employment agreements.

NOTE 13 – RESEARCH, CONSULTING AGREEMENTS AND COMMITMENTS

Research and consulting agreement:

Quoin Inc. entered into a research and consulting agreement (the “Research Agreement”) which commits it to pay the former owner of Polytherapeutics (the “Consultant” or “Seller”) to transfer the technical know-how of Polytherapeutics with respect to (i) good manufacturing practices (“GMP”), clinical and commercial manufacturing of the Company’s PolyDur polymer and (ii) formulation development of products utilizing the Company’s PharmaDur polymer (See Note 13). The agreement required monthly consulting payments of $20,833 beginning on July 31, 2018 and ending February 28, 2021 (the “Post-Closing Period”) for a total of $666,667 over the consulting period. Pursuant to an amendment, the Post-Closing Period was revised to terminate on December 31, 2020.

Through June 30, 2022 and the financial statement issuance date, the Company has not made any payments, the Consultant has not performed any services and the Company has not incurred or accrued for any expenses. See Note 15 for Consultant’s notification of breach of contract.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

Other research consulting agreements:

Quoin Inc. entered into three consulting agreements with Axella Research LLC (“Axella”) to provide regulatory and pre- clinical/clinical services to the Company with respect to QRX003 and QRX004. The combined fees of the three agreements are approximately $270,000, payable as milestones are met. Quoin Inc. has also engaged Axella for additional services pursuant to separate work orders. Further, Quoin Inc. has two options to pay the milestones due 1) one half in equity of Quoin Inc. (at a pre-negotiated valuation) and one-half in cash or 2) entirely in cash, in which case a discount of approximately 20% would be applicable. The Company incurred no research and development expenses, in connection with these agreements, for both of the three and six months ended June 30, 2022 and 2021, as no services were provided.

In November 2020, Quoin Inc. entered into a Master Service Agreement for an initial term of three years with Therapeutics Inc. for managing preclinical and clinical development for new products in the field of dermatology. The agreement required the execution of individual work orders. Quoin Inc. may terminate any work order for any reason with 90 days written notice subject to costs incurred through termination and a defined termination fee, unless there is a material breach by Therapeutics Inc. The latest work order was entered into in June 2022 for a clinical study at an expected estimated cost of approximately $4.4 million and expected timing through the second quarter of 2024. For the three and six months ended June 30, 2022, and June 30, 2021, the Company incurred a research and development expense under this agreement of approximately $309,000 and $0, and $480,000 and $0, respectively.

In November 2021, the Company entered into a commitment for research related services associated with Netherton Syndrome of approximately $250,000 for an expected period of eighteen months. For the three and six months ended June 30, 2022, the Company incurred research and development costs related to this agreement of approximately $77,000 and $77,000, respectively.

In May 2022, the Company entered into a commitment for research related services associated with Scleroderma of approximately $610,000 for an expected period of eighteen months. As of June 30, 2022, the Company incurred prepaid research and development costs related to this agreement of approximately $220,000.

Consulting agreement:

Quoin Inc. entered into a consulting agreement with an Investor Relations (IR) firm, which provides for a monthly fee of $14,000. The agreement had an automatic annual renewal clause and has been in effect since November 2017. The Company owed the IR firm $584,000 as of December 31, 2021, which was included in accrued expenses in the accompanying balance sheet. In March 2022, the Company entered into a settlement agreement with the IR firm reducing the liability to $168,000, and recognized $416,000 as other income in the accompanying consolidated statement of operations. As of June 30, 2022, the balance of this liability is $140,000. For the three and six months ended June 30, 2021, the Company incurred expenses of $42,000 and $42,000, respectively. For the three and six months end June 30, 2022, the Company incurred expenses of $28,000 and $28,000, respectively.

Employment agreements:

The employment agreements entered into by Quoin Inc. with its two founders/officers provide for a combined base salary, including monthly allowances, of $996,000 per annum, a discretionary bonus and certain allowances and benefits. In the event of termination of the two founders/officers for reason other than cause, as defined in the employment agreements, the founders shall be entitled to two years of based salary and bonus.

In November 2021, the Company appointed and entered into an employment agreement with its Chief Financial Officer which provides for a base salary of $360,000 per annum, a discretionary bonus and certain allowances and benefits.

The Company held its Annual General Meeting on April 12, 2022, and which the Company’s shareholders approved, a modification of the annual compensation of the two founders to a combined base salary of $990,000 and to increase the annual discretionary bonus to not less than 45% of the annual base salary.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

Performance milestones and Royalties:

See Note 10 for asset and in-licensed technology commitments.

Merger agreement commitment:

In consideration for the Share Transfer disclosed in Note 1, the pre-closing Cellect shareholders received a contingent value right (“CVR”) entitling the holders to earnouts during the Payment Period (as such term is defined in the Share Transfer Agreement), comprised mainly of payments upon sale, milestone payments, license fees and exit fees realized by EnCellX. In order to secure such right, shares constituting 40% of EnCellX share capital are held in escrow.

In connection with the Share Transfer, Cellect entered into a CVR Agreement with Mr. Eyal Leibovitz, in the capacity of Representative for the holders of CVRs, and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”). Under the terms of the CVR Agreement, the holders of the Cellect ADSs immediately prior to the Merger had the right to receive, through their ownership of CVRs, their pro-rata share of the net Share Transfer consideration, making such holders of CVRs the indirect beneficiaries of the net payments under the Share Transfer. CVRs were recorded in a register administered by the Rights Agent but were not certificated. Since the Company will not receive any net proceeds from the CVR’s, there is no asset or liability recorded in the consolidated financial statements.

NOTE 14 – SHAREHOLDERS’ EQUITY AND SHARE OWNERSHIP AND RIGHTS

Quoin Inc.

On March 5, 2018, in connection with the incorporation as a Delaware corporation, Quoin Inc. issued 100 shares for a consideration of $100 split equally between the two founders and officers of Quoin Inc. In connection with the Merger transaction, the two founders exchanged their shares in Quoin Inc. for 240,292 ADSs in Quoin Ltd., which was subsequently reduced to 224,388 shares in May 2022 following the determination of the number of shares held in escrow allocated to certain former shareholders of Cellect. All share and per share amounts have been adjusted to reflect this recapitalization.

Quoin Ltd.

The Company held a Special General Meeting on February 28, 2022, at which the Company’s shareholders adopted the Amended and Restated Articles of Association of the Company. The Company held its Annual General Meeting on April 12, 2022, and which the Company’s shareholders approved an increase to the authorized share capital to 50,000,000,000 ordinary shares from 12,500,000,000, no par value. These ordinary shares are not redeemable and do not have any preemptive rights.

The Purchase Agreement (as defined below) provided that for a period of 180 days following the closing of the Offering, the Company will not effect or enter into an agreement to effect a “variable rate transaction” as defined in the Purchase Agreement. Further, the Company has agreed in the Purchase Agreement not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any ADSs or ordinary shares or their equivalents, subject to certain exceptions, for a period of 90 days after the closing of the Offering.

Holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders at a shareholders meeting. The board of directors shall determine and provide a record date for each shareholders meeting and all shareholders at such record date may vote. Unless stipulated differently in the Companies Law or in the articles of association, all shareholders’ resolutions shall be approved by a simple majority vote.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

Under Israeli law, the Company may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of distribution. In the event that the Company does not have retained earnings or earnings generated over the two most recent years legally available for distribution, the Company may seek the approval of the court in order to distribute a dividend. The court may approve our request if it determines that there is no reasonable concern that the payment of a dividend will prevent the Company from satisfying our existing and foreseeable obligations as they become due.

The Bank of New York Mellon, as depositary, has registered and delivered American Depositary Shares, also referred to as ADSs. Following an ADS ratio adjustment effective August 1, 2022 (See Note 17), each ADS represents five thousand (5,000) ordinary shares (or a right to receive five thousand (5,000) ordinary shares). Each ADS will also represent any other securities, cash or other property which may be held by the depositary. ADSs may be held either (a) directly (1) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs or (2) by having uncertificated ADSs, or (b) indirectly by holding a security entitlement in ADSs through a broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC.

In the three months ended June 30, 2022 the Investor exercised  the Series B Warrant pursuant to the alternate cashless exercise rights of such warrant, which gives the Investor the sole option as elected by the Investor to receive 1.0 ADS for each warrant ADS underlying such warrant, resulting in the issuance of a total of 342,100 ADSs to the Investor, representing 1,710,500,800 ordinary shares.

Warrants

The following table summarizes warrant activities during the year ended December 31, 2021 and the six months ended June 30, 2022:

	ADSs	Weighted
	Underlying	Average
	Warrants	Exercise Price
Outstanding at December 31, 2020	—	—
Granted	128,463	$49.75
Assumed as part of Merger	8,820	137.50
Outstanding at December 31, 2021	137,283	$55.39
Granted	1,257,721	49.75
Exercised – cashless	(342,100)	—
Outstanding at June 30, 2022	1,052,904	$50.49

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

The following vested warrants were outstanding at June 30, 2022, exercisable into ADSs (the Investor Exchange Warrants and Series A Warrant were amended and subsequently exercised in July and August 2022, and Series C Warrant and the remaining portion of Series A Warrant were cancelled, see Note 17) :

		Exercise	Year of
	ADSs (1)	Price	maturity
Warrants held by 2020 noteholders	29,388	$49.75	2027
Exchange warrants held by Investor	99,074	$49.75	2026
Warrants held by former Cellect warrant holders	8,820	$137.50	2024
Series A warrant held by Investor (2)(4)	533,274	$49.75	2027
Series B warrant held by Investor (2)(3)(4)	191,174	$49.75	2024
Series C warrant held by Investor (2)	191,174	$49.75	2024
Total	1,052,904

1)	See Note 17 for subsequent amendment
2)	Equity-classified warrants issued effective as of March 13, 2022 pursuant to the Primary Financing requirements.
3)	The Series B Warrant provides for alternate cashless exercise pursuant to which the Investor has the sole option as elected by the Investor to receive 1.0 ADS for each warrant share being exercised in such cashless exercise
4)	As of June 30, 2022, the Company expected to issue additional Series A and Series B Warrants, each to purchase 191,173 ADSs to the Investor upon exercise of the Series C Warrant, which are included in the totals in the table above. See Note 17 for subsequent amendment.

The intrinsic value of outstanding warrants at June 30, 2022 was negligible.

NOTE 15 – CONTINGENCIES

From time to time, the Company may become involved in various legal matters arising in the ordinary course of business. Management is unaware of any matters requiring accrual for related losses in the financial statements.

In February 2020, the seller of the equity interests in Polytherapeutics and party to the Research Agreement communicated with Quoin Inc. threatening litigation for non-payment and related breach of contract and immediate payment of all monthly payments in the amount of $666,667. See Notes 9 and 13. The Consultant has not provided any services and has not complied with other technical requirements under the Research Agreement, and therefore is considered to be in breach of contract. The Company and the Consultant have had communications with respect to the duration, commencement date and payment of the consulting services, but a revised agreement has not been reached. No lawsuits have been filed as of the financial statement issuance date. Should a formal claim or lawsuit be filed, the Company believes it has meritorious defenses.

Nasdaq Listing

On April 22, 2022, we received a letter from the Listing Qualifications staff (the “Staff”) of The Nasdaq Stock Market, LLC (“Nasdaq”) notifying us that we are no longer in compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2.5 million. In addition, as of April 21, 2022, we did not meet the alternative continued listing requirements based on market value of listed securities or net income from continuing operations. Based on our Form 6-K, dated August 10, 2022, the Staff has determined that we comply with the minimum stockholder’s equity requirement. However, if we fail to evidence compliance upon filing our Form 6-K with

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

financial statements for the quarter ending September 30, 2022, we may be subject to delisting. At that time, the Staff will provide written notification to us, and we may then appeal the Staff’s determination to a Hearings Panel.

On June 10, 2022, we received a letter from the Nasdaq Listing Qualifications staff notifying us that the closing bid price per ADS was below the required minimum of $1.00 for a period of 30 consecutive business days and that we did not meet the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2). Since then, the Staff has determined that for the 10 consecutive business days, from August 1 to August 12, 2022, the closing bid price of our ADSs has been at $1.00 per ADS or greater, and we have regained compliance with the minimum bid price requirement.

As of the date of these consolidated financial statements, we believe that our stockholders’ equity exceeds $2.5 million due to the completion of the Offering. However, there can be no assurance that we will be able to maintain compliance with Nasdaq’s minimum stockholders’ equity requirement or minimum bid-price requirement for continued listing. If our ADSs are delisted from Nasdaq, it will have material negative impacts on the actual and potential liquidity of our securities, as well as material negative impacts on our ability to raise future capital.

NOTE 16 – LICENSE AGREEMENTS

In November and December 2021, the Company entered into three license and supply agreements, whereby the Company is entitled to a royalty or other proceeds from the specified product revenues in select non-US markets from the licensee, if and when the underlying products are approved and commercialized. During six months ended June 30, 2022, the Company entered into five license and supply agreements, whereby the Company will receive a royalty or other proceeds from the specified product revenues in select non-US markets from the licensor, if and when the underlying products are approved and commercialized. No royalty revenues have been received through June 30, 2022 under any of these agreements.

NOTE 17 - SUBSEQUENT EVENTS

Public Offering

On August 9, 2022 the Company completed an offering (the “Offering”) of 11,050,000,000 ordinary shares represented by 2,210,000 ADSs at a purchase price of $5.00 per ADS and pre-funded warrants (the “Pre-Funded Warrants”) to purchase 5,750,000,000 ordinary shares represented by 1,150,000 ADSs at a per pre-funded warrant price of $4.9999, with each ADS and Pre-Funded Warrant accompanied by an ordinary warrant (the “Common Warrant”), for aggregate gross proceeds of $16.8 million, resulting in net proceeds of approximately $15.0 million, after deducting the placement agent’s fees and estimated offering expenses payable by the Company, and excluding the proceeds, if any, from the subsequent exercise of the Common Warrants. Each Common Warrant has an exercise price of $5.00 per ADS and expires on the fifth anniversary of the Closing Date. On the Closing Date, the holder of Pre-Funded Warrants sold in the Offering exercised its Pre-Funded Warrants in full.

In connection with the Offering, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors. The Purchase Agreement provided that for a period of 180 days following the closing of the Offering, the Company will not effect or enter into an agreement to effect a “variable rate transaction” as defined in the Purchase Agreement. Further, the Company has agreed in the Purchase Agreement not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any ADSs or ordinary shares or their equivalents, subject to certain exceptions, for a period of 90 days after the closing of the Offering. The Purchase Agreement also contained representations, warranties, indemnification and other provisions customary for transactions of this nature.

QUOIN PHARMACEUTICALS LTD.

Notes to Consolidated Financial Statements

June 30, 2022 and 2021

ADS Ratio Change

On July 12, 2022, our Board of Directors approved the change in the ratio of ADS evidencing ordinary shares from 1 ADS representing four hundred (400) ordinary shares to 1 ADS representing five thousand (5,000) ordinary shares, which will result in a one for 12.5 reverse split of the issued and outstanding ADSs (the “Ratio Change”). The Ratio Change was effective August 1, 2022. All ADS and related option and warrant information presented in these financial statements and accompanying footnotes has been retroactively adjusted to reflect the reduced number of ADSs resulting from the Ratio Change.

Agreements with Altium Growth Fund, LP and Altium Warrant Exercises

On July 14, 2022, the Company, Quoin Inc. and Altium entered into an agreement (the “Altium Agreement”), pursuant to which the parties agreed to, among other things, (i) amend certain terms of the Series A Warrant and Investor Exchange Warrants previously issued to Altium to, among other things, reduce the exercise price to $0.00 per ADS with respect to a total of 399,999 ADSs, (ii) cancel the Series C Warrant and the remaining portion of the Series A Warrant previously issued to Altium, and (iii) terminate the Purchase Agreements, pursuant to which the warrants were previously issued to Altium. From July 15, 2022 to August 2, 2022, Altium exercised Series A Warrant to purchase 300,925 ADSs and Investor Exchange Warrants to purchase 99,074 ADSs at $0.00 per ADS exercise price, and we issued a total of 399,999 ADSs to Altium. As a result of the exercises and cancellation, there are no warrants outstanding to Altium at the financial statement issuance date.

The exercise price of the warrants held by the 2020 noteholders was also reduced to $0.00 as of July 14, 2022 as a result of the Altium Agreement. From July 15, 2022 to August 10, 2022, the 2020 Noteholders exercised warrants to purchase 26,172 ADSs at $0.00 per ADS exercise price, and we issued a total of 26,172 ADSs to such noteholders. As a result of the exercises, there were 3,216 warrants outstanding at the financial statement issuance date.

Shares and Warrants Outstanding

As a result of the above described events, there are 23,996,009,799 ordinary shares outstanding as of the financial statement filing date, 99.99% of which are represented by 4,799,129 ADSs.

The warrants outstanding as of the financial statement filing date are set out below, exercisable into ADSs:

		Exercise	Year of
	ADSs	Price	maturity
Warrants held by 2020 noteholders	3,216	$0	2027
Warrants held by former Cellect warrant holders	8,820	$137.5	2024
Common Warrants issued in the Offering	3,360,000	$5.00	2027
Total	3,372,036

Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited condensed consolidated financial statements and related notes, which are included elsewhere in this Form 6-K, and our audited consolidated financial statements and related notes for the year ended December 31, 2021 included in our Form 6-K furnished to the U.S. Securities and Exchange Commission (the “SEC”) on August 11, 2022. Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), reflect the operations of Quoin Pharmaceuticals Inc. (“Quoin Inc.”) since inception and include the accounts of Quoin Ltd. since the closing of the Merger (as defined below). Unless context indicates or suggests otherwise, “we”, “our”, “us”, “Quoin Ltd.” and the “Company” in this section refers to the consolidated operations of Quoin Pharmaceuticals Ltd.

Forward-Looking Statements

Certain information included in this discussion and analysis of our financial condition and results of operations may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “should,” “intend,” “project” or other similar words, but are not the only way these statements are identified. These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our history of losses and needs for additional capital to fund our operations and our expected use of net proceeds of the Offering (as defined below);
●	our limited operating history and the difficulties encountered by a small developing company;
●	our lack of revenue generated from product sales since inception, and potential inability to be profitable;
●	uncertainties of cash flows and inability to meet working capital needs;
●	our ability to comply with the applicable continued listing requirements of Nasdaq;
●	our ability to obtain regulatory approvals;
●	our ability to obtain favorable pre-clinical and clinical trial results;
●	our ability to identify and develop potential product candidates;
●	additional costs or delays associated with unsuccessful clinical trials;
●	the inability to predict the timing of revenue from a future product;
●	the extensive regulatory requirements and future developmental and regulatory challenges we will still face even if we obtain approval for a product candidate;
●	our ability to obtain or maintain orphan drug designation or exclusivity for our product candidates;
●	our ability to obtain Rare Pediatric Disease designation for our product candidates;
●	the potential oversight of programs or product candidates that may be more profitable or more successful;
●	our technology may not be validated and our methods may not be accepted by the scientific community;
●	the ability to conduct clinical trials, because of difficulties enrolling patients or other reasons;
●	the requirements of being publicly traded may strain our resources;
●	potential adverse effects resulting from failure to maintain effective internal controls;

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●	our obligations and governance practices as a “foreign private issuer” being different from those of U.S. domestic reporting companies may result in less protection for investors;
●	the potential negative impact on our securities price and trading volume if securities or industry analysts do not publish reports about us or if they adversely change their recommendations about our business;
●	the potential volatility of the market price for our ADSs;
●	the potential dilution of our shareholders’ potential ownership due to the Offering and future issuances of share capital;
●	the requirement for holders of ADSs to act through the depositary to exercise their rights;
●	the potential limitations on ADS holders with respect to the transfer of their ADSs;
●	the risks of securities class action litigation; and
●	other factors referred to in section “Risk Factors” in the “Risk Factors” section in Item 3.D. of our Form 20-F and our other filings with the SEC.

All forward-looking statements contained herein speak only as of the date of this Form 6-K and are expressly qualified in their entirety by the cautionary statements included in this section. We do not undertake to update or revise forward-looking statements to reflect events or circumstances that arise after the date on which such statements are made or to reflect the occurrence of unanticipated events, except as required by law. In evaluating forward-looking statements, you should consider these risks and uncertainties and not place undue reliance on our forward-looking statements.

Operating Results

Overview

We are a clinical stage, emerging specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products that help treat rare and orphan diseases for which there are currently no approved treatments or cures. Our initial focus is on the development of products, using our proprietary owned and in-licensed technology, that could help address rare skin diseases for which there are currently no approved treatments or cures. Our first lead product is QRX003, a once daily, topical lotion comprised of a broad-spectrum serine protease inhibitor, formulated with the proprietary Invisicare® technology, to treat Netherton Syndrome. Clinical testing of QRX003, under an open Investigational New Drug (IND) application with the Food and Drug Administration, or “FDA,” has commenced in the United States. In addition, we intend to pursue the clinical development of QRX003 in other rare dermatological diseases, including Peeling Skin Syndrome, SAM Syndrome, and Palmoplantar Keratoderma. Our three other pipeline products in development are also targeting rare skin diseases, including Epidermolysis Bullosa, Netherton Syndrome and Scleroderma.

Our objective is to develop and commercialize proprietary therapeutic drug products. To this effect, we intend to develop and seek marketing approvals from the FDA and other worldwide regulatory bodies for rare and orphan diseases. To achieve these objectives, we plan to:

●	seek the necessary regulatory approvals to complete the clinical development of QRX003 and, if successful, file for marketing approval in the United States and other territories;
●	prepare to commercialize QRX003 by establishing our own sales infrastructure in the U.S. and Europe and entering into distribution partnerships in other territories such those currently established for Canada, Australia/New Zealand, the Middle East, China, Hong Kong, Taiwan, Latin America, Central and Eastern Europe, Turkey; and
●	pursue business development activities by seeking partnering, licensing, merger and acquisition opportunities or other transactions to further expand our pipeline and drug-development capabilities and which take advantage of our financial resources for the benefit of increasing stockholder value.

COVID-19 created a global pandemic, which commenced in 2020. Our operations, to date, have not been dramatically affected by COVID-19. However, the extent of any future impact on our operational and financial performance will depend on the possibility of a resurgence and resulting severity of COVID-19 impact with respect to our access to API and drug product for clinical testing, as well as our ability to safely and efficiently conduct planned clinical trials.

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We do not expect to generate revenue from product sales unless and until we successfully complete development and obtain marketing approval for one or more of our product candidates, which we expect will take a number of years and is subject to significant uncertainty. Accordingly, we will need to raise additional capital prior to the commercialization of QRX003 or any other product candidate. Until such time, if ever, as we can generate substantial revenue from product sales, we expect to finance our operating activities through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Our failure to raise capital or enter into such other arrangements as and when needed would have a negative impact on our financial condition and our ability to continue our operations. See “Liquidity and Capital Resources”

Key Recent Events and Developments

Merger

On October 28, 2021, Cellect completed the business combination with Quoin Inc. in accordance with the terms of the Merger Agreement, by and among Cellect, Quoin Inc. and Merger Sub, which was a wholly-owned subsidiary of Cellect, pursuant to which Merger Sub merged with and into Quoin Inc., with Quoin Inc. surviving as a wholly-owned subsidiary of Cellect (the “Merger”). Immediately after completion of the Merger, Cellect changed its name to “Quoin Pharmaceuticals, Ltd.”

We have accounted for the transaction as a reverse recapitalization with Quoin Inc. as the accounting acquirer. Because Quoin Inc. is the accounting acquirer, its historical financial statements became our historical financial statements and such assets and liabilities continued to be recorded at their historical carrying values. The impact of the recapitalization has been retroactively applied to all periods presented.

In addition, on October 28, 2021, Cellect sold the entire share capital of its subsidiary, Cellect Biotherapeutics Ltd., which essentially included all of Cellect’s then existing net assets, to EnCellX Inc. (“EnCellX”), a newly formed U.S. privately held company based in San Diego, CA (the “Share Transfer”), pursuant to an Amended and Restated Share Transfer Agreement. We have no interests in EnCellX subsequent to the closing of the Merger.

Amended and Restated Equity Incentive Plan and Annual Meeting of Shareholders

In March 2022, our board of directors approved the Amended and Restated Equity Incentive Plan (the “Amended Plan”), which increased the number of ordinary shares reserved for issuance under such equity incentive plan to 15% of our outstanding ordinary shares on a fully-diluted basis, or 1,826,991,616 ordinary shares, represented by 365,398 ADSs. The board of directors further approved the award of options to our officers and directors to purchase, in the aggregate, 307,142 ADSs under the Amended Plan, and annual discretionary bonuses for officers of $472,500 in aggregate.

We held our Annual General Meeting of Shareholders on April 12, 2022, at which our shareholders approved, among other items, the following:

●	The increase in authorized share capital from 12.5 billion to 50 billion ordinary shares.
●	Modification of the annual compensation of the two founders to a combined base salary of $990,000 and to increase the annual discretionary bonus to not less than 45% of the annual base salary.
●	Repayment of amounts due to the two founders at a rate of $25,000 each per month.
●	The grant of an option to purchase up to 85,714 ADSs to each of the two founders under the Amended Plan, at an exercise price per ADS of $17.50, to vest over a four-year period.
●	The grant of an option to purchase 12,857 ADSs to each of the five non-employee directors under the Amended Plan at an exercise price per ADS of $17.50, to vest over a three-year period, and (as an annual grant for 2022) an option to an officer to purchase 71,429 ADSs at an exercise price per ADS of $17.50, to vest over a four-year period.

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ADS Ratio Change

On July 12, 2022, our Board of Directors approved the change in the ratio of ADS evidencing ordinary shares from 1 ADS representing four hundred (400) ordinary shares to 1 ADS representing five thousand (5,000) ordinary shares, which will result in a one for 12.5 reverse split of the issued and outstanding ADSs (the “Ratio Change”). The Ratio Change was effective August 1, 2022. All ADS and related option and warrant information presented herein and our financial statements and accompanying footnotes, has been retroactively adjusted to reflect the reduced number of ADSs resulting from the Ratio Change.

Nasdaq Listing

On April 22, 2022, we received a letter from the Listing Qualifications staff (the “Staff”) of The Nasdaq Stock Market, LLC (“Nasdaq”) notifying us that we are no longer in compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2.5 million. In addition, as of April 21, 2022, we did not meet the alternative continued listing requirements based on market value of listed securities or net income from continuing operations. Based on our Form 6-K, dated August 10, 2022, the Staff has determined that we comply with the minimum stockholder’s equity requirement. However, if we fail to evidence compliance upon filing our Form 6-K with financial statements for the quarter ending September 30, 2022, we may be subject to delisting. At that time, the Staff will provide written notification to us, and we may then appeal the Staff’s determination to a Hearings Panel.

On June 10, 2022, we received a letter from the Nasdaq Listing Qualifications staff notifying us that the closing bid price per ADS was below the required minimum of $1.00 for a period of 30 consecutive business days and that we did not meet the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2). Since then, the Staff has determined that for the 10 consecutive business days, from August 1 to August 12, 2022, the closing bid price of our ADSs has been at $1.00 per ADS or greater, and we have regained compliance with the minimum bid price requirement.

As of the date of the consolidated financial statements included in this report, we believe that our stockholders’ equity exceeds $2.5 million due to the completion of the Offering (as defined below). However, there can be no assurance that we will be able to maintain compliance with Nasdaq’s minimum stockholders’ equity requirement or minimum bid-price requirement for continued listing. If our ADSs are delisted from Nasdaq, it will have material negative impacts on the actual and potential liquidity of our securities, as well as material negative impacts on our ability to raise future capital.

Agreements with Altium Growth Fund, LP

On October 28, 2021, Cellect and Quoin Inc. completed the private placement transaction with Altium Growth Fund, LP (“Altium”) for an aggregate purchase price of approximately $17.0 million (comprised of (x) the set off of approximately $5 million of senior secured notes issued in connection with the bridge loan (“Bridge Financing”) that Altium made to Quoin Inc. at the time of the execution of the Merger Agreement, and (y) approximately $12.0 million in cash from Altium whereby Quoin Inc. issued to Altium (i) common stock of Quoin Inc. immediately prior to the Merger (the “Primary Financing”), pursuant to the Securities Purchase Agreement, entered into as of March 24, 2021, by and among Cellect, Quoin Inc. and Altium, as amended (the “Primary Financing Agreement”), and (ii) warrants to purchase 99,074 ADSs (the “Investor Exchange Warrants”) in exchange for warrants issued in connection with the Bridge Financing pursuant to the Securities Purchase Agreement, entered into as of March 31, 2021, by and between Quoin Inc. and Altium, as amended (the “Bridge Agreement” and together with the Primary Financing Agreement, the “Purchase Agreements”).

In addition, under the Primary Financing Agreement, Quoin Ltd. issued to Altium as of March 13, 2022 (the one hundred thirty sixth (136th) day following the consummation of the Merger): (i) Series A Warrant to purchase 342,100 ADSs (the “Series A Warrant”) (ii) Series B Warrant to purchase 342,100 ADSs (the “Series B Warrant”) and (iii) Series C Warrant to purchase 191,174 ADSs (“Series C Warrant” and, together with the Series A Warrant and Series B Warrant, the “Initial Investor Warrants”), each at an exercise price of $49.75 per ADS. Under the Primary Financing Agreement, upon the exercise of the Series C Warrant in full, Quoin Ltd. was obligated to issue to Altium: (i) an additional Series A Warrant to purchase 191,174 ADSs and (ii) an additional Series B Warrant to purchase 191,174 ADSs (“Additional Investor Warrants” and together with Initial Investor Warrants, the “Investor Warrants”). During the second quarter of 2022, Altium

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exercised the Series B Warrant in full pursuant to the alternate cashless exercise right of such warrant, under which Altium had an option to receive 1 ADS for each ADS underlying the warrant being exercised in such cashless exercise, resulting in the issuance of a total of 342,100 ADSs to Altium.

On July 14, 2022, we, Quoin Inc. and Altium entered into an agreement, pursuant to which the parties agreed to, among other things, (i) amend certain terms of the Series A Warrant and Investor Exchange Warrants previously issued to Altium to, among other things, reduce the exercise price to $0.00 per ADS with respect to a total of 399,999 ADSs, (ii) cancel the Series C Warrant and the remaining portion of the Series A Warrant previously issued to Altium, and (iii) terminate the Purchase Agreements, pursuant to which the warrants were previously issued to Altium. As of August 2, 2022, Altium exercised all of its outstanding warrants and we issued a total of 399,999 ADSs to Altium.

Noteholder Warrants

Commencing in October 2020, Quoin Inc. issued promissory notes (the “2020 Notes”) to five noteholders, including our directors, Messrs. Langer and Culverwell (collectively, “2020 Noteholders”). The 2020 Notes were issued at a 25% original issue discount with an aggregate face value of $1,213,313 with an interest at a rate of 20% per annum. The 2020 Notes were mandatorily convertible into ADSs based on the valuation negotiated in the Primary Financing. The 2020 Noteholders also received warrants exercisable at any time after the issuance date for a number of shares of Quoin Inc.’s common stock equal to 100% of the “as if converted” shares as if the 2020 Notes principal and interest were convertible at the lowest price any securities are sold, convertible, or exercisable into in the Primary Financing or the next round of financing (whichever is lower). At the closing of the Merger, ADSs were issued to the 2020 Noteholders upon the conversion of the principal of the 2020 Notes. In addition, effective as of March 13, 2022, Quoin Ltd. exchanged Quoin Inc. warrants held by the 2020 Noteholders for warrants on substantially the same terms as the Investor Exchange Warrants, exercisable for 29,388 ADSs, in the aggregate, at the exercise price of $49.75 per ADS (the “Noteholder Warrants”). The Noteholder Warrants became exercisable immediately upon issuance and will expire five years from March 13, 2022. Effective as of July 14, 2022, in connection with our agreement with Altium, pursuant to which the exercise price of the Series A Warrant and Investor Exchange Warrants was reduced to $0.00 per ADS, the exercise price of the Noteholder Warrants was also reduced to $0.00 per ADS in accordance with the adjustment provisions of such warrants. As of August 10, 2022, the 2020 Noteholders exercised Noteholder Warrants to purchase 26,172 ASDs at $0.00 exercise price per ADS, and we issued a total of 26,172 ADSs to such noteholders. As a result of the exercises, there are Noteholder Warrants to purchase 3,216 ADSs outstanding at the financial statement issuance date.

Public Offering

On August 9, 2022 the Company completed an offering (the “Offering”) of 11,050,000,000 ordinary shares represented by 2,210,000 ADSs at a purchase price of $5.00 per ADS and a pre-funded warrant (the “Pre-Funded Warrant”) to purchase 5,750,000,000 ordinary shares represented by 1,150,000 ADSs at a per pre-funded warrant price of $4.9999, with each ADS and Pre-Funded Warrant accompanied by an ordinary warrant (the “Common Warrant”), for aggregate gross proceeds of $16.8 million, resulting in net proceeds of approximately $15.0 million, after deducting the placement agent’s fees and estimated offering expenses payable by the Company, and excluding the proceeds, if any, from the subsequent exercise of the Common Warrants. Each Common Warrant has an exercise price of $5.00 per ADS and expires on the fifth anniversary of the Closing Date. On the Closing Date, the holder of the Pre-Funded Warrant sold in the Offering exercised its Pre-Funded Warrant in full.

In connection with the Offering, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors. The Purchase Agreement provided that for a period of 180 days following the closing of the Offering, the Company will not effect or enter into an agreement to effect a “variable rate transaction” as defined in the Purchase Agreement. Further, the Company has agreed in the Purchase Agreement not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any ADSs or ordinary shares or their equivalents, subject to certain exceptions, for a period of 90 days after the closing of the Offering. The Purchase Agreement also contained representations, warranties, indemnification and other provisions customary for transactions of this nature.

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As a result of the Offering and warrant exercises, as of the financial statement date there were 23,996,009,799 ordinary shares outstanding, 99.99% of which are represented by 4,799,129 ADSs, and warrants outstanding exercisable into 16,860,180,000 ordinary shares represented by 3,372,036 ADSs

License and Distribution Agreements, Supply Agreements and Research Agreements

Effective as of May 20, 2022, Quoin Inc. entered into a Research Agreement with Queensland University of Technology, Australia, to collaborate on the project related to the selection of a lead VLA-4 inhibitor for entry into a Scleroderma clinical development program.

On June 14, 2022, Quoin Inc. entered into a License and Distribution Agreement with WinHealth Investment (HK) Limited (“WinHealth”). Under the terms of the License Agreement, WinHealth has the exclusive rights to commercialize, upon the receipt of applicable regulatory approvals, pharmaceutical products QRX003 and QRX004 (in finished dosage form for human use) in Greater China, including Hong Kong, Macau and Taiwan.

On July 14, 2022, Quoin Inc. entered into (i) a License and Distribution Agreement with Endo Ventures Limited (“Endo”), and (ii) a Supply Agreement with Endo. Under the terms of the License Agreement, Endo has the exclusive rights to commercialize, upon the receipt of applicable regulatory approvals, pharmaceutical product QRX003 (in finished dosage form for human use) in Canada. Under the terms of the Supply Agreement, Quoin agreed to manufacture and supply (or have manufactured and supplied) to Endo the foregoing pharmaceutical product QRX003 for sale in Canada.

Clinical Development

Quoin’s lead asset, QRX003, is currently in clinical development in the United States under an open IND application with the FDA. The ongoing study is a randomized, double blinded assessment of two different doses of QRX003 versus a placebo vehicle in Netherton patients. The test materials will be applied once daily, over a twelve-week period, to pre-selected areas of the patient’s body. Based on discussions with the FDA, a number of different clinical endpoints are being assessed in the study, including but not limited to, an Investigators Global Assessment (IGA), Patient’s Global Assessment (PaGA) and Pruritis. The trial will be conducted in up to six clinical sites in the US. The first clinical site was open in July 2022 and the opening of additional sites is in process.

Components of Our Results of Operations

Operating Expenses

Our current operating expenses consist of two components – research and development expenses, and general and administrative expenses.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development expenses include personnel costs associated with research and development activities, including third-party contractors to perform research, conduct clinical trials and manufacture drug supplies and materials. We utilize outside consultants and third parties to conduct the majority of our research and development, under the supervision of our management team.

Future research and development expenses may include:

●	employee-related expenses, such as salaries, bonuses and benefits, consultant-related expenses, share-based compensation, overhead related expenses and travel related expenses for our research and development personnel;
●	expenses incurred under agreements with CROs, as well as consultants that support the implementation of the clinical studies described above;

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●	manufacturing and packaging costs in connection with conducting clinical trials and for stability and other studies required to support the NDA filing as well as manufacturing drug product for commercial launch;
●	formulation, research and development expenses related to QRX003; and other products we may choose to develop; and
●	costs for sponsored research.

Research and development activities will continue to be central to our business plan. Products in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect our research and development expenses to be significant over the next several years as personnel and compensation costs increase and we conduct late-stage clinical studies and prepare to seek regulatory approval for QRX003 and any other future product.

The duration, costs and timing of clinical trials of QRX003 and any other future product will depend on a variety of factors that include, but are not limited to:

●	the number of trials required for approval;
●	the per patient trial costs;
●	the number of patients that participate in the trials;
●	the number of sites included in the trials;
●	the countries in which the trial is conducted;
●	the length of time required to enroll eligible patients;
●	the number of doses that patients receive;
●	the drop-out or discontinuation rates of patients;
●	the potential additional safety monitoring or other studies requested by regulatory agencies;
●	the duration of patient follow-up;
●	the timing and receipt of regulatory approvals; and
●	the efficacy and safety profile of our product candidates.

General and Administrative Expenses

General and administrative expenses consist primarily of compensation for the founders and executive officers, professional fees and other corporate expenses, including significant costs incurred in 2021 in connection with the Merger and associated regulatory filings.

We anticipate that our general and administrative expenses will increase in the future to support our continued research and development activities. These increases will likely include increased costs related to the hiring of personnel, including compensation and employee-related expenses, and fees to outside consultants, lawyers and accountants. Additionally, we anticipate increased costs associated with being a public company, including compliance with The Nasdaq Capital Market and SEC requirements, insurance and investor relations costs.

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Other Expenses

Other expenses consist primarily of non-cash costs associated with the financing arrangements entered into during 2020 and 2021, including fair value adjustments to notes payable and warrants and interest expense associated with debt instruments. The majority of such expenses ceased upon conversion of the debt instruments and exchange of the warrants, most of which occurred at the Merger date.

Results of Operations -- Three months ended June 30, 2022 compared to Three months ended June 30, 2021

The following table sets forth our results of operations for the three months ended June 30, 2022, compared to the three months ended June 30, 2021:

	Three months ended June 30,
	2022	2021	Change
Operating Expenses
General and administrative	$1,941,473	$737,610	$1,203,863
Research and development	726,694	239,280	487,414
Total operating expenses	2,668,167	976,890	1,691,277
Other Expenses
Fair value adjustments to debt	—	750,000	(750,000)
Warrant liability expense	—	2,223,139	(2,223,139)
Financing expense	—	185,000	(185,000)
Interest expense	—	202,514	(202,514)
Total other expenses (income)	—	3,360,653	(3,360,653)
Net loss	$(2,668,167)	$(4,337,543)	$1,669,376

General and Administrative Expenses

General and administrative expenses were approximately $1,941,000 and $738,000, in the three months ended June 30, 2022 and 2021, respectively, representing an increase of approximately $1,204,000, or 163%. The increase was primarily due to the build-up of the company infrastructure post the Merger, the increased costs of becoming a public company, and stock-based compensation expense of $199,000 following the issuance of options under the Amended Plan in April 2022.

Research and Development Expenses

Our research and development expenses during the three months ended June 30, 2022 and 2021 were approximately $727,000 and $241,000, respectively, representing an increase of approximately $486,000, or 202%. The increase was primary due to increased expenditures on our development programs following the completion of our financings in October 2021, including work related to commencing the clinical studies for the development of QRX003 following the FDA clearance of our IND for QRX003 in April 2022. Also, included in the 2022 expenses were approximately $125,000 of compensation costs related to managing the development programs. We expect to significantly increase our research and development efforts by conducting the remaining studies necessary for the development and approval of QRX003, see “Components of Our Results of Operations – Research and Development Expenses” above.

Other Expenses:

Interest Expense

In the fourth quarter of 2020, we issued convertible promissory notes in an initial bridge financing with an aggregate face value of $1,213,333 (the “2020 Notes”) with a 20% coupon interest. In 2021, we issued additional convertible promissory notes in a subsequent Bridge Financing (the “Bridge Notes”) with an aggregate face value of $5,000,000 with a 15% coupon interest.

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Interest expense was $0 and $203,000 in the three months ended June 30, 2022 and 2021 respectively. Interest on the Bridge Notes was paid in October 2021 upon closing of the Primary Financing, and interest on the 2020 Notes did not accrue after October 2021 but remained unpaid and included as a liability on our consolidated balance sheet as of December 31, 2021.

Fair value adjustment to convertible notes payable

We elected to value the 2020 Notes and the Bridge Notes at fair value, which was remeasured at each reporting period. In the three months ended June 30, 2021 we incurred a fair value adjustment of $750,000 related to the Bridge Notes. The Bridge Notes and 2020 Notes were converted into equity in October 2021 on the closing of the Primary Financing.

Warrant liability expense

We determined our warrants required liability treatment at fair value, which was remeasured at each reporting period. The Bridge Note warrants which were exchanged for the Investor Exchange with a fixed exercise price of $49.75 per ADS and reclassified as an equity instrument in October 2021 upon closing of the Primary Financing. The 2020 Note warrants were exchanged for warrants on the same terms as the Investor Exchange Warrant and reclassified as an equity instrument in March 2022. In the three months ended June 30, 2022, and June 30, 2021 we incurred a fair value expense or $0 and $2,223,000 respectively related to the warrants associated with the 2020 Notes and the Bridge Notes.

Net Loss

We recorded a net loss of approximately $2,668,000 in for the three months ended June 30, 2022, as compared to a net loss of $4,338,000 for the three months ended June 30, 2021, representing a decrease of approximately $1,670,000. The decrease was primarily due to financing related charges aggregating $3,361,000, including warrant expense of $2,223,000, in the three months ended June 30, 2021 compared to $0 in the three months ended June 30, 2022, partially offset by increases in research and development expense and general and administrative expense in the three months ended June 30, 2022.

Equity-Based Compensation Expense

Upon closing of the Merger in October 2021, options held by former Cellect option holders under Cellect Ltd. 2014 Global Incentive Option Scheme (the “2014 Plan”) fully vested and expired between January and October 2022. The 2014 Plan was amended and restated and initial grants were made to our officers and directors, approved at our Annual General Meeting of Shareholders held on April 12, 2022. We recognize expense based upon the fair value of the stock option as determined using a Black Scholes model, recognized over the vesting period. In the three months ended June 30, 2022, we recognized expenses of approximately $229,000 for options issued in April 2022 of which $199,000 was recorded within general and administrative and 30,000 was research and development costs.

Income Taxes

For the three months ended June 30, 2022 and 2021, no income tax expense or benefit was recognized. Our deferred tax assets are comprised primarily of net operating loss carryforwards. We maintain a full valuation allowance on our deferred tax assets since we have not yet achieved sustained profitable operations. As a result, we have not recorded any income tax benefit since our inception.

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Results of Operations -- Six months ended June 30, 2022 compared to six months ended June 30, 2021

The following table sets forth our results of operations for the six months ended June 30, 2022, compared to the six months ended June 30, 2021:

	Six months ended June 30,
	2022	2021	Change
Operating Expenses
General and administrative	$3,529,943	$1,482,583	$2,047,360
Research and development	1,314,263	296,068	1,018,195
Total operating expenses	4,844,206	1,778,651	3,065,555
Other Expenses
Forgiveness of accounts payable	(416,000)	—	(416,000)
Fair value adjustments to debt	—	1,250,000	(1,250,000)
Warrant liability expense (income)	(77,237)	4,669,652	(4,746,889)
Financing expense	—	275,000	(275,000)
Interest expense	—	268,111	(268,111)
Total other expenses (income)	(493,237)	6,462,763	(6,956,000)
Net loss	$(4,350,969)	$(8,241,414)	$3,890,445

General and Administrative Expenses

General and administrative expenses were approximately $3,530,000 and $1,483,000, in the six months ended June 30, 2022 and 2021, respectively, representing an increase of $2,047,000, or 138%. The increase was primarily due to the build-up of the company infrastructure post the Merger, the increased costs of becoming a public company, and stock-based compensation expense of $199,000 following the issuance of options under the Amended Plan in April 2022.

Research and Development Expenses

Our research and development expenses during the six months ended June 30, 2022 and 2021 were approximately $1,314,000 and $296,000, respectively, representing an increase of $1,018,000, or approximately 344%. The increase was primary due to increased expenditures on our development programs following the completion of our financings in October 2021, including work related to the filing of our IND for QRX003 in March 2022, work related to commencing the clinical studies for the development of QRX003 following the FDA clearance of our IND in April 2022. Also, included in the 2022 expenses were approximately $238,000 of compensation costs related to managing the development programs. We expect to significantly increase our research and development efforts by conducting the remaining studies necessary for the development and approval of QRX003, see “Components of Our Results of Operations – Research and Development Expenses” above.

We amortize licensed or acquired intellectual property over its expected useful life, included in research and development expenses set out above. The license from Skinvisible was obtained in October 2019, see “Research and Development, Patents and Licenses." Amortization of intangible assets was $52,000 in each of the six months ended June 30, 2022 and 2021.

Other Expenses:

Interest Expense

In the fourth quarter of 2020, we issued convertible promissory notes in an initial bridge financing with an aggregate face value of $1,213,333 (the “2020 Notes”) with a 20% coupon interest. In 2021, we issued additional convertible promissory notes in a subsequent Bridge Financing (the “Bridge Notes”) with an aggregate face value of $5,000,000 with a 15% coupon interest.

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Interest expense was $0 and $268,000 in the six months ended June 30, 2022 and 2021 respectively. Interest on the Bridge Notes was paid in October 2021 upon closing of the Primary Financing, and interest on the 2020 Notes did not accrue after October 2021 but remained unpaid and included as a liability on our consolidated balance sheet as of December 31, 2021 a portion of which was paid in the six months ended June 30, 2022.

Fair value adjustment to convertible notes payable

We elected to value the 2020 Notes and the Bridge Notes at fair value, which was remeasured at each reporting period. In the six months ended June 30, 2021 we incurred a fair value adjustment of $500,000 related to the Bridge Notes. The Bridge Notes and 2020 Notes were converted into equity in October 2021 on the closing of the Primary Financing.

Warrant liability expense

We determined our warrants required liability treatment at fair value, which was remeasured at each reporting period. In the six months ended June 30, 2022, and June 30, 2021 we incurred a fair value gain of ($77,000) related to the warrants associated with the 2020 Notes, and expense of $4,670,000 related to the warrants associated with the 2020 Notes and the Bridge Notes, respectively. The Bridge Note warrants which were exchanged for the Investor Exchange Warrant with a fixed exercise price of $49.74 per ADS and reclassified as an equity instrument in October 2021 upon closing of the Primary Financing. The 2020 Note warrants were exchanged for warrants on the same terms as the Investor Exchange Warrant and reclassified as an equity instrument in March 2022.

Forgiveness of Trade Payable

In our balance sheet as of December 31, 2021 we had a liability of $584,000 representing amounts due to an investor relations firm for services commencing in 2017. In May 2022, we entered into a settlement with such firm to decrease the liability to $168,000 which resulted in $416,000 of income recognized in the six months ended June 30, 2022.

Net Loss

We recorded a net loss of approximately $4,351,000 in for the six months ended June 30, 2022, as compared to a net loss of $8,241,000 for the six months ended June 30, 2021, representing a decrease of approximately of $3,890,000. The decrease was primarily due to financing related charges aggregating $6,463,000, including warrant expense of $4,670,000, in the six months ended June 30, 2021 compared to a gain of ($77,000) in the six months ended June 30, 2022, as well as other income recognized in the settlement of accounts payable in the six months ended June 30, 2022, partially offset by increases in research and development expense and general and administrative expense in the six months ended June 30, 2022.

Equity-Based Compensation Expense

Upon closing of the Merger in October 2021, options held by former Cellect option holders under the 2014 Plan fully vested and expired between January and October 2022. The 2014 Plan was amended and restated and initial grants were made to our officers and directors, approved at our Annual General Meeting of Shareholders held on April 12, 2022. We recognize expense based upon the fair value of the stock option as determined using a Black Scholes model, recognized over the vesting period. In the six months ended June 30, 2022, we recognized expenses of approximately $229,000 for options issued in April 2022.

Income Taxes

For the six months ended June 30, 2022 and 2021, no income tax expense or benefit was recognized. Our deferred tax assets are comprised primarily of net operating loss carryforwards. We maintain a full valuation allowance on our deferred tax assets since we have not yet achieved sustained profitable operations. As a result, we have not recorded any income tax benefit since our inception.

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Liquidity and Capital Resources

As a result of the completion of the Offering, we believe that we have sufficient resources to effect our business plan for at least one year from the issuance of the consolidated financial statements included in this report. However, unless one or more of our product candidates are accepted into Early Access Programs in certain countries, we do not expect to generate revenue from product sales unless and until we successfully complete development and obtain marketing approval for one or more of our product candidates, which we expect will take a number of years and is subject to significant uncertainty. Additional financing will be required to complete the research and development of our therapeutic targets and our other operating requirements, which may not be available at acceptable terms, if at all. If we are unable to obtain additional funding when it becomes necessary, the development of our product candidates will be impacted and we would likely be forced to delay, reduce, or terminate some or all of our development programs, all of which could have a material adverse effect on our business, results of operations and financial condition.

Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of planned clinical trials and our expenditures on other research and development activities. We anticipate that our expenses will continue to increase substantially in 2022 as we advance the clinical development of QRX003.

Future Funding Requirements

We will need to obtain further funding through public or private offerings of our capital stock, debt financing, collaboration and licensing arrangements or other sources, the requirements for which will depend on many factors, including:

●	the scope, timing, rate of progress and costs of our drug development efforts, preclinical development activities, the timing of laboratory testing and clinical trials for our product candidates;
●	the number and scope of clinical programs we decide to pursue;
●	the cost, timing and outcome of preparing for and undergoing regulatory review of our product candidates;
●	the scope and costs of development and commercial manufacturing activities;
●	the cost and timing associated with commercializing our product candidates, if they receive marketing approval;
●	the extent to which we acquire or in-license other product candidates and technologies;
●	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;
●	our ability to establish and maintain collaborations on favorable terms, if at all;
●	our efforts to enhance operational systems and our ability to attract, hire and retain qualified personnel, including personnel to support the development of our product candidates and, ultimately, the sale of our products, following FDA approval;
●	our implementation of operational, financial and management systems; and
●	the costs associated with being a public company.

Adequate additional funding may not be available to us on acceptable terms, or at all. If we are unable to raise capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of QRX003, any future product, or potentially discontinue operations.

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To the extent that we raise additional capital through the sale of our equity or convertible debt securities, and pursuant to the exercise of warrants issued to our investors in the Offering, the ownership interest of our equity holders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our equity holders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies, future revenue streams, research programs or proposed products, or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our drug development or future commercialization efforts or grant rights to develop and market any future product that we would otherwise prefer to develop and market ourselves.

Summary Statement of Cash Flows

As of June 30, 2022, we had approximately $2,688,000 in cash.

The table below presents our cash flows for the six months ended June 30, 2022 and 2021:

	Six months ended June 30,
	2022	2021
Net cash used in operating activities	$(4,244,926)	$(1,633,744)
Net cash used in investing activities	(250,000)	(267,500)
Net cash provided by (used in) financing activities	(300,000)	3,298,011
Net increase (decrease) in cash	$(4,794,926)	$1,396,767

Operating Activities

Net cash used in operating activities was approximately $4,245,000 and $1,634,000 for the six months ended June 30, 2022 and 2021, respectively. The increase in 2022 was primarily due to the increase in research and development and general and administrative expenses, including significant expenses incurred in connection with becoming a public company and increased compensation costs, and partial pay-down of accrued interest on the 2020 Notes.

Investing Activities

Net cash used by investing activities was $250,000 and $268,000 in the six months ended June 30, 2022 and 2021, respectively, each representing payments under the Skinvisible license agreement

Financing Activities

Net cash (used by) financing activities was $300,000 for the six months ended June 30, 2022 representing repayments of amounts due to officers at the aggregate rate of $50,000 per month. Net cash from financing activities in the six months ended June 30, 2021 was $3,298,000, primarily representing net proceeds received from the Bridge Financing.

2020 Notes

On October 2, 2020, Quoin Inc. commenced an offering of promissory notes (the “2020 Notes” or “Convertible Notes Payable”) and warrants. The 2020 Notes were issued at a 25% original issue discount and bear interest at a rate of 20% per annum. The 2020 Notes are due one year from their respective dates of issuance. In October through December 2020, Quoin Inc. received an aggregate of approximately $910,000 pursuant to this offering, resulting in the issuance of 2020 Notes with an aggregate face value of $1,213,313 and an original issue discount of $303,333. Approximately 23% of such financing was received from parties who are related to or affiliated with members of

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Quoin Inc.’s board of directors. No additional funding from the 2020 Notes was received in the year ended December 31, 2021.

Based upon the terms agreed to in March 2021 in the Primary Financing, the 2020 Notes were mandatorily convertible into 5,182 ADSs in connection with the Primary Financing, subject to adjustment.

The noteholders also were entitled to receive warrants exercisable at any time after the issuance date for a number of shares of Quoin Inc.’s common stock that equates to 100% of the “as if converted” shares as if the 2020 Notes principal and interest were convertible at the lowest price any securities are sold, convertible, or exercisable into in the Primary Financing or the next round of financing (whichever is lower).

After entering into the Merger Agreement in March 2021, the terms of the warrants became measurable and were exercisable for 29,388 ADSs at an initial exercise price of $49.75 per ADS. The Company determined that these warrants met the criteria to be recorded as a liability instrument. Each holder agreed to exchange its warrant for the warrant (an “Exchange Warrant”) with substantially the same terms as an Investor Exchange Warrant and with a number of shares issuable upon the exercise of an Exchange Warrant as upon the exercise of the original warrant and the same exercise price as under the original warrant and a contractual term of 5 years. The Exchange Warrants have been determined to warrant equity classification and, as such only the fair value change through the exchange date is included in warrant liability expense in the Company’s statement of operations.

At the closing of the Merger, 5,182 ADSs were issued upon the conversion of the principle of the Convertible Notes Payable. In addition, effective as of March 13, 2022, the Company exchanged noteholders’ warrants for warrants on the same terms as the Investor Exchange Warrants exercisable for 29,388 ADSs, in the aggregate, at the exercise price of $49.75 per ADS. Effective as of July 14, 2022, in connection with our agreement with Altium (described below), pursuant to which the exercise price of the Series A Warrant and Investor Exchange Warrants was reduced to $0.00 per ADS, the exercise price of the Noteholder Warrants was also reduced to $0.00 per ADS in accordance with the adjustment provisions of such warrants. As of August 10, 2022, the 2020 Noteholders exercised their Noteholder Warrants to purchase 26,172 ADSs at the exercise price of $0.00 per ADS, and we issued a total of 26,172 ADSs to such noteholders. As a result of the exercises, there were Noteholder Warrants to purchase 3,216 ADSs outstanding at the financial statement issuance date.

In December 2021, the Company concluded that the calculation of ADSs due to the 2020 Noteholders did not account for accrued interest due when the ADSs were issued. The Company reached cash settlements with, and plans to issue additional ADSs to, the 2020 Noteholders to account for this. The estimated amount required to settle these obligations was determined to be approximately $744,000 at December 31, 2021 and is included in accrued liabilities in the consolidated balance sheet. A total of $312,000 was paid to two of the five 2020 Noteholders during the six months ended June 30, 2022, and the remaining liability of $432,000 is included in Accrued Interest in the Company’s consolidated balance sheet as of June 30, 2022.

Interest expense, at the stated interest rate, recognized in the six months ended June 30, 2022 and 2021 was approximately $0 and $268,000, respectively.

Bridge Financing

In connection with the Merger Agreement and the Securities Purchase Agreement (described below), Quoin Inc. entered into a “Bridge Purchase Agreement” on March 24, 2021 with the Investor, pursuant to which the Investor agreed to purchase, and Quoin Inc. agreed to issue notes (the “Bridge Notes”) in the aggregate principal amount of up to $5,000,000 in exchange for an aggregate purchase price of up to $3,800,000 together with warrants. The Bridge Notes were purchased in three closings: (i) the first purchase of $2,000,000 on March 25, 2021 (Quoin Inc. received proceeds of $1,500,000 less fees of $90,000); (ii) the second purchase of $1,700,000 in April 2021 (Quoin Inc. received proceeds of $1,250,000); and (iii) a third purchase of $1,300,000 in May 2021 (Quoin Inc. received proceeds of $1,000,000 less fees of $185,000). The Bridge Notes were secured by a lien on Quoin Inc.’s current and future assets, were senior to all other outstanding and future indebtedness of Quoin Inc. and included covenants limiting future indebtedness, among others.

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The Bridge Notes were issued with a 25% original issue discount, at an interest rate of 15% per annum and had a maturity date of the earliest to occur of: (i) December 25, 2021, (ii) the date on which Quoin Inc.’s equity is registered under the Exchange Act or is exchanged for equity so registered or (iii) immediately prior to the closing of the Merger

The Bridge Notes were offset against the purchase price under the Securities Purchase Agreement related to the Primary Financing and converted into 100,618 ADSs (including shares held in escrow for the benefit of the Investor) upon the closing of the Primary Financing. The accrued interest amounting to $393,611 was paid in cash. Interest expense, at the stated interest rate, recognized in the year ended December 31, 2021 was $393,611. Interest expense, at the stated interest rate, recognized in the six months ended June 30, 2022 and 2021 was $0 and $147,000, respectively.

Upon the funding of each Bridge Note tranches described above, the Investor received warrants (the “Bridge Warrants”) to purchase a number of shares of Quoin Inc.’s common stock equal to the aggregate principal amount of the Bridge Notes. Upon the closing of the Primary Financing, the Bridge Warrants were exchanged for the Investor Exchange Warrant as described below.

Primary Financing

On October 28, 2021, the Company completed the private placement transaction with the Investor for an aggregate purchase price of approximately $17,000,000 (comprised of (x) the set off of approximately $5,000,000 of Bridge Notes, and (y) approximately $12,000,000 in cash from the Investor) (the “Primary Financing”), and the Investor paid the Company approximately $11,504,000, which was net of $393,611 in accrued interest on the Bridge Notes. The Company incurred an additional approximate $1,000,000 in costs associated with the Primary Financing, which resulted in the net proceeds of approximately $10,100,000. The Company issued 342,100 ADSs to the Investor, including ADSs held in escrow which were released to the Investor prior to December 31, 2021.

In addition, pursuant to the terms of the Securities Purchase Agreement related to the Primary Financing, Quoin Ltd. issued to the Investor warrants to purchase 99,074 ADSs (the “Investor Exchange Warrant”) at an exercise price of $49.75 per ADS, in exchange for Bridge Warrants. The Investor Exchange Warrant and ordinary shares represented by ADSs underlying the Investor Exchange Warrant were registered with the SEC on the Registration Statement on Form F-4. An amendment to the Investor Exchange Warrant was entered into in September 2021, which replaced reset provisions with a fixed number of shares and exercise price.

In addition, under the Primary Financing Agreement, Quoin Ltd. issued to Altium as of March 13, 2022 (the one hundred thirty sixth (136th) day following the consummation of the Merger): (i) Series A Warrant to purchase 342,100 ADSs (the “Series A Warrant”) (ii) Series B Warrant to purchase 342,100 ADSs (the “Series B Warrant”) and (iii) Series C Warrant to purchase 191,174 ADSs (“Series C Warrant” and, together with the Series A Warrant and Series B Warrant, the “Initial Investor Warrants”), each at an exercise price of $49.75 per ADS. Under the Primary Financing Agreement, upon the exercise of the Series C Warrant in full, Quoin Ltd. was obligated to issue to Altium: (i) an additional Series A Warrant to purchase 191,174 ADSs and (ii) an additional Series B Warrant to purchase 191,174 ADSs (“Additional Investor Warrants” and together with Initial Investor Warrants, the “Investor Warrants”). During the second quarter of 2022, Altium exercised the Series B Warrant in full , under which Altium had an option to receive 1 ADS for each ADS underlying the warrant being exercised, resulting in the issuance of a total of 342,100 ADSs to Altium. The Company had the right to require the mandatory exercise of the Series C Warrant, subject to an effective registration statement being in place for the resale of the shares underlying such warrants and the satisfaction of equity market conditions as defined in the Series C Warrant. A registration statement on Form F-1was declared effective by the SEC on April, 22, 2022, but not all of the market related conditions were met up to July 14, 2022.

On July 14, 2022, the Company, Quoin Inc. and Altium entered into an agreement, pursuant to which the parties agreed to, among other things, (i) amend certain terms of the Series A Warrant and Investor Exchange Warrants previously issued to Altium to, among other things, reduce the exercise price to $0.00 per ADS with respect to a total of 399,999 ADSs, (ii) cancel the Series C Warrant and a portion of the Series A Warrant previously issued to Altium, and (iii) terminate the Purchase Agreements, pursuant to which the warrants were previously issued to Altium. As of August 2, 2022, Altium exercised all of its outstanding warrants and we issued a total of 399,999 ADSs to Altium.

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Public Offering

On August 9, 2022 the Company completed an offering (the “Offering”) of 11,050,000,000 ordinary shares represented by 2,210,000 ADSs at a purchase price of $5.00 per ADS and a pre-funded warrant (the “Pre-Funded Warrant”) to purchase 5,750,000,000 ordinary shares represented by 1,150,000 ADSs at a per pre-funded warrant price of $4.9999, with each ADS and Pre-Funded Warrant accompanied by an ordinary warrant (the “Common Warrant”), for aggregate gross proceeds of $16.8 million, resulting in net proceeds of approximately $15.0 million, after deducting the placement agent’s fees and estimated offering expenses payable by the Company, and excluding the proceeds, if any, from the subsequent exercise of the Common Warrants. Each Common Warrant has an exercise price of $5.00 per ADS and expires on the fifth anniversary of the Closing Date. On the Closing Date, the holder of the Pre-Funded Warrant sold in the Offering exercised its Pre-Funded Warrants in full.

In connection with the Offering, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors. The Purchase Agreement provided that for a period of 180 days following the closing of the Offering, the Company will not effect or enter into an agreement to effect a “variable rate transaction” as defined in the Purchase Agreement. Further, the Company has agreed in the Purchase Agreement not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any ADSs or ordinary shares or their equivalents, subject to certain exceptions, for a period of 90 days after the closing of the Offering. The Purchase Agreement also contained representations, warranties, indemnification and other provisions customary for transactions of this nature.

As a result of the Offering and warrant exercises, as of the date of the financial statements included in this report, there were 23,996,009,799 ordinary shares outstanding as of the financial statement date, 99.99% of which were represented by 4,799,129 ADSs, and warrants outstanding exercisable into 16,860,180,000 ordinary shares represented by 3,372,036 ADSs

Research and Development, Patents and Licenses

We devote substantial research and development resources to developing new products.

Skinvisible:

On October 17, 2019, Quoin Inc. entered into an exclusive license agreement with Skinvisible Inc. (“Skinvisible”), pursuant to which Skinvisible granted a license to use certain patented technology for the development of products for commercial sale in the orphan rare skin disease field, and for the use of a proprietary polymer deliver system technology. This technology is currently being used in the development of QRX003. In exchange for the license, Quoin Inc. agreed to pay Skinvisible $1,000,000, as well as development and sales milestone payments and a single digit royalty on all net sales, as defined.

The development milestones required payments upon achieving development milestones for the first Rare Skin Disease drug product developed using the licensed technology and the first two Ketamine products, as defined. Payments were originally due upon successful completions of certain clinical milestones ($7,5000,000) and obtaining US and EU regulatory approval ($15,000,000). The sales milestones required for every licensed product commercialized by Quoin Inc. are $10,000,000 upon achievement of $100,000,000 in sales being achieved in the annual period; $25,000,000 upon achievement of $250,000,000 in sales and $50,000,000 upon the achievement of $400,000,000 in sales in an annual period. On January 27, 2021, Quoin Inc. and Skinvisible entered into an amendment which modified the clinical milestone payment requirements such that $750,000 would be payable to Skinvisible upon achievement of specified clinical milestones, and $21,750,000 upon regulatory approval in the U.S. and EU respectively.

The agreement has a termination clause that is triggered if no product has commenced clinical testing 12 months after the date of the agreement or the latest subsequent amendment. On April 19, 2021, Quoin Inc. and Skinvisible entered into another amendment which established the development deadline as December 31, 2022. Should the Company not commence clinical testing as defined by the development deadline, the license agreement will terminate immediately except in certain circumstances as specified in the agreement.

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The license fee was originally due in two equal installments of $500,000 payable no later than December 31, 2019 and June 30, 2020, which were not paid. The agreement was subsequently amended for payment due on July 31, 2020. On July 31, 2020, the agreement was amended to further extend the payment until September 30, 2020. On September 30, 2020, the agreement was again amended, requiring payment of the license fee only when outside financing is received, as defined in the agreement. On June 21, 2021, the parties entered into an additional amendment which modified the payment terms and required a payment of $107,500 on June 26, 2021, a payment of $250,000 within 10 days of the Primary Financing, and the remaining $250,000 upon the earlier of approval of an Investigatory New Drug application by the FDA or December 31, 2021. This amendment also eliminated the $750,000 clinical milestone payments described above and reduced the milestone payment upon regulatory approval of the product containing the Skinvisible technology in either the U.S. or E.U., whichever happens first to a total of $5,000,000. At March 31, 2022 , the license acquisition liability due was $200,000 which was paid in full in May 2022. No development milestones, sales milestones or royalty payments were due through June 2022.

Major Research and Development Vendor Commitments

Quoin Inc. entered into three consulting agreements with Axella Research LLC (“Axella”) to provide regulatory and pre- clinical/clinical services with respect to QRX003 and QRX004. The combined fees of the three agreements are approximately $270,000, payable as milestones under the three agreements are met. Quoin Inc. has also engaged Axella for additional services pursuant to separate work orders. Further, Quoin Inc. has two options to pay the milestones due 1) one half in equity (at a pre-negotiated valuation) and one-half in cash or 2) entirely in cash, in which case a discount of approximately 20% would be applicable. We did not incur any expense for services provided or milestones met in the six months ended June 30, 2022 or 2021, and we have accrued expenses of $193,537 at June 30, 2022.

In November 2020, Quoin Inc. entered into a Master Service Agreement for an initial term of three years with Therapeutics Inc. for managing preclinical and clinical development for new products in the field of dermatology. The agreement required the execution of individual work orders. Quoin Inc. may terminate any work order for any reason with 90 days written notice subject to costs incurred through termination and a defined termination fee, unless there is a material breach by Therapeutics Inc. The latest work order was entered into in June 2022 for a clinical study at an expected estimated cost of approximately $4.4 million and expected timing through the second quarter of 2024. For the three and six months ended June 30, 2022, and June 30, 2021, the Company incurred a research and development expense under this agreement of approximately $309,000 and $0, and $480,000 and $0, respectively.

In November 2021, we entered into a commitment with Queensland University of Technology for research related services associated with Netherton Syndrome of approximately $250,000 for an expected period of eighteen months For the three and six months ended June 30, 2022, the Company incurred research and development costs related to this agreement of approximately $77,000 and $77,000, respectively.

In May 2022, we entered into a commitment for research related services associated with Scleroderma of approximately $610,000 for an expected period of eighteen months. As of June 30, 2022, the Company incurred prepaid research and development costs related to this agreement of approximately $220,000.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position, results of operations or cash flows due to adverse changes in financial market prices and rates, including interest rates and foreign exchange rates, of financial instruments. However, our exposure to market risk for changes in interest rates is not significant as we have no outstanding interest-bearing debt instruments, and we do not hold any interest-generating securities. See “Liquidity and Capital Resources” above.

Critical Accounting Policies and Use of Estimates

The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to accrued expenses, valuation allowance on deferred tax

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assets and valuation of intangible assets. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Results may differ from these estimates due to actual outcomes being different from those on which we based our assumptions. These estimates and judgments are regularly reviewed by management on an ongoing basis at the end of each quarter prior to the public release of our financial results.

Critical accounting policies are those that, in management’s view, are most important to the portrayal of a company’s financial condition and results of operations and most demanding on their calls on judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. We believe our most critical accounting policies and estimates relate to:

Use of estimates:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could materially differ from those estimates. Management considers many factors in selecting appropriate financial accounting policies and controls, and in developing the estimates and assumptions that are used in the preparation of these financial statements. In addition, other factors may affect estimates, including: expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that falls within that range of reasonable estimates. Estimates are used in the following areas, among others: settlement of debt or other obligations, fair value of debt instruments and warrants, research and development expense recognition, intangible asset estimated useful lives and impairment assessments, stock-based compensation, allowances of deferred tax assets, contingency recognition, and cash flow assumptions regarding going concern considerations.

Long-lived assets:

Long-lived assets are comprised of acquired technology and licensed rights to use technology, which are considered platform technology with alternative future uses beyond the current products in development. Such intangible assets are being amortized on a straight-line basis over their expected useful life of 10 years.

The Company assesses the impairment for long-lived assets whenever events or circumstances indicate the carrying value may not be recoverable. Factors we consider that could trigger an impairment review include the following:

●	Significant changes in the manner of our use of the acquired assets or the strategy for our overall business,
●	Significant underperformance relative to expected historical or projected development milestones,
●	Significant negative regulatory or economic trends, and
●	Significant technological changes which could render the platform technology obsolete.

The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value. During the six months ended June 30, 2022 and 2021, there were no impairment indicators which required an impairment loss measurement.

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Research and development:

Research and development costs are expensed as incurred. Research and development expenses include personnel costs associated with research and development activities, including third-party contractors to perform research, conduct clinical trials and manufacture drug supplies and materials. The Company accrues for costs incurred by external service providers, including contract research organizations and clinical investigators, based on its estimates of service performed and costs incurred. These estimates include the level of services performed by third parties, patient enrollment in clinical trials when applicable, administrative costs incurred by third parties, and other indicators of the services completed. Based on the timing of amounts invoiced by service providers, the Company may also record payments made to those providers as prepaid expenses that will be recognized as expense in future periods as the related services are rendered.

New accounting pronouncements:

The Company has evaluated all recent accounting pronouncements and believes that none of them will have a material effect on the Company’s financial position, results of operations or cash flows except as discussed below.

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